Exhibit (a) (1)

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

(Including the Associated Rights to Purchase Series A Junior Participating Preferred Stock)

of

Molecular Devices Corporation

at

$35.50 Net Per Share

by

Monument Acquisition Corp.,

an indirect wholly-owned subsidiary of

MDS Inc.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,

NEW YORK CITY TIME, ON TUESDAY, MARCH 13, 2007, UNLESS THE OFFER IS EXTENDED.

The Offer is being made pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of January 28, 2007, among MDS Inc. (“MDS”), Monument Acquisition Corp., an indirect wholly-owned subsidiary of MDS (the “Purchaser”), and Molecular Devices Corporation (“Molecular Devices”). The board of directors of Molecular Devices has unanimously approved the Merger Agreement, the Offer and the Merger (each as defined herein); has unanimously determined that the Offer and the Merger are advisable, fair to and in the best interests of the stockholders of Molecular Devices; and unanimously recommends that the stockholders of Molecular Devices accept the Offer and tender their shares of Molecular Devices Common Stock, $0.001 par value per share, including all rights to purchase Series A Junior Participating Preferred Stock issued pursuant to the Rights Agreement, dated as of October 25, 2001, between Molecular Devices and Computershare Trust Company, N.A. (successor-in-interest to EquiServe Trust Company, N.A.), as amended from time to time (together, the “Shares”), pursuant to the Offer.

The Offer is conditioned upon, among other things, there being validly tendered and not withdrawn prior to the expiration of the Offer that number of Shares, considered together with all other Shares beneficially owned by MDS and its affiliates, that would represent a majority of the total number of Shares outstanding at the time of the expiration of the Offer (determined on a fully diluted basis, including any unvested stock options that would vest by their terms (assuming continued service) on or before June 30, 2007, but disregarding any other unvested stock options and other unvested rights to acquire Shares), the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, having expired or been terminated, and certain required governmental approvals, waivers, consents or clearances having been obtained.

Questions and requests for assistance may be directed to MacKenzie Partners, Inc. (the “Information Agent”) at its address and telephone number set forth on the back cover of this Offer to Purchase. Stockholders of Molecular Devices may obtain additional copies of this Offer to Purchase, the Letter of Transmittal (the “Letter of Transmittal”), the Notice of Guaranteed Delivery or any other tender materials from the Information Agent and may also contact their brokers, dealers, banks, trust companies or other nominees for copies of these documents.

The Dealer Manager for the Offer is:

Merrill Lynch & Co.

February 13, 2007

IMPORTANT

Any stockholder desiring to tender all or any portion of such stockholder’s Shares must:

1.	For Shares that are registered in such stockholder’s name and held as physical certificates:

•	complete and sign the Letter of Transmittal in accordance with the instructions in the Letter of Transmittal;

•	have such stockholder’s signature on the Letter of Transmittal guaranteed if required by Instruction 1 to the Letter of Transmittal; and

•	mail or deliver the Letter of Transmittal, the certificates for such Shares and any other required documents to Computershare Trust Company, N.A. (the “Depositary”).

2.	For Shares that are registered in such stockholder’s name and held in book-entry form:

•

complete and sign the Letter of Transmittal in accordance with the instructions in the Letter of Transmittal or prepare an Agent’s Message (as defined in Section 2 “Procedures for Tendering Shares” of this Offer to Purchase);

•	if using the Letter of Transmittal, have such stockholder’s signature on the Letter of Transmittal guaranteed if required by Instruction 1 to the Letter of Transmittal;

•	deliver an Agent’s Message or the Letter of Transmittal, together with any other documents required by the Letter of Transmittal to the Depositary; and

•	transfer the Shares through book-entry transfer into the Depositary’s account.

3.	For Shares that are registered in the name of a broker, dealer, bank, trust company or other nominee:

•

contact such broker, dealer, bank, trust company or other nominee and request that such broker, dealer, bank, trust company or other nominee tender the Shares to the Purchaser before the expiration of the Offer.

The Letter of Transmittal, the certificates for the Shares and any other required documents must reach the Depositary before the expiration of the Offer (currently scheduled for 12:00 midnight, New York time, on Tuesday, March 13, 2007, unless extended), unless the procedures for guaranteed delivery described in Section 2 “Procedures for Tendering Shares” of this Offer to Purchase are followed.

i

ii

SUMMARY TERM SHEET

Securities Sought:	All outstanding shares of common stock, par value $0.001 per share, including the associated rights to purchase Series A Junior Participating Preferred Stock, of Molecular Devices Corporation

Price Offered Per Share:	$35.50

Scheduled Expiration of Offer:	March 13, 2007

Purchaser:	Monument Acquisition Corp., an indirect wholly-owned subsidiary of MDS Inc.

Molecular Devices Board Recommendation:	The board of directors of Molecular Devices recommends that you accept the Offer and tender your Shares pursuant to the Offer

The following are some of the questions that you, as a stockholder of Molecular Devices Corporation, may have and answers to those questions. We urge you to read carefully the remainder of this Offer to purchase, the letter of transmittal and the other documents to which we have referred because the information in this summary term sheet is not complete. Additional important information is contained in the remainder of this Offer to purchase and the letter of transmittal.

Who is offering to buy my shares of Molecular Devices common stock?

We are an indirect wholly-owned subsidiary of MDS Inc., a company organized under the laws of Canada (“MDS”). Our name is Monument Acquisition Corp. We are a Delaware corporation formed for the purpose of acquiring all of the outstanding common stock of Molecular Devices Corporation. We are a wholly-owned subsidiary of MDS (US) Inc., a Delaware corporation (“MDS (US)”), which is a wholly-owned subsidiary of MDS. See the “Introduction” and Section 9 “Certain Information Concerning MDS and the Purchaser” of this offer to purchase.

How much are you offering to pay?

We are offering to pay $35.50 per share, net to you, in cash.

Will I have to pay any fees or commissions?

You are responsible for paying any fees or expenses you incur in tendering your shares in the offer. If you are the record owner of your shares and you tender your shares to Computershare Trust Company, N.A., the depositary for the offer, you will not have to pay brokerage fees or similar expenses. If you own your shares through a broker or other nominee, and your broker tenders your shares on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply. You may be required to pay transfer taxes under certain circumstances described in the letter of transmittal. See the “Introduction” of this offer to purchase.

Do you have the financial resources to make payment?

MDS, our indirect parent company, will provide us with sufficient funds to purchase all of the outstanding shares of Molecular Devices common stock, including the associated rights to purchase Series A Junior Participating Preferred Stock, that are validly tendered and to pay our related fees and expenses. See Section 10 “Source and Amount of Funds” of this offer to purchase.

Is your financial condition relevant to my decision to tender in the Offer?

No. Our financial condition is not relevant to your decision to tender your shares in the offer because:

•	we have sufficient funds available, through our parent company MDS (US) and its parent company, MDS, to purchase all shares validly tendered in the offer;

•	the offer is not subject to any financing condition;

•	the offer is for all of the outstanding shares of common stock of Molecular Devices and we will purchase such shares solely for cash; and

•	if we consummate the offer, we will acquire any remaining shares for the same cash price through a second-step merger.

See Section 10 “Source and Amount of Funds” of this offer to purchase.

Will the offer be followed by a second-step merger if all the shares are not tendered in the offer?

If the offer is completed and the other conditions to the merger are satisfied or waived, we will merge with and into Molecular Devices upon the vote of the Molecular Devices stockholders, if required by law. If that merger takes place, MDS (US) will own all of the shares of Molecular Devices and, subject to appraisal rights under applicable law, all remaining Molecular Devices stockholders will receive $35.50 per share in cash in the merger. There are no appraisal rights available in connection with the offer, but stockholders who have not sold their shares in the offer would have appraisal rights in connection with the merger under Delaware law if these rights are perfected. See the “Introduction” of this offer to purchase. See also Section 12 “Purpose of the Offer; the Merger Agreement; Plans for Molecular Devices” of this offer to purchase for a description of the conditions to the merger and a summary of appraisal rights under Delaware law. For additional information regarding appraisal rights, you should review Annex II to this offer to purchase which contains Section 262 “Appraisal Rights” of the Delaware General Corporation Law.

If I decide not to tender, how will the offer affect my shares?

If the second-step merger described above takes place, you will receive the same amount of cash per share that you would have received had you tendered your shares in the offer, subject to your right to pursue appraisal under Delaware law. Therefore, if the merger takes place and you do not perfect your appraisal rights, the only difference between tendering your shares and not tendering your shares in the offer is that you will be paid earlier if you tender your shares. However, if the merger does not take place, the number of stockholders and the number of shares that are still in the hands of the public may be so small that there may no longer be an active public trading market (or, possibly, any public trading market) for the shares. Also, the shares may no longer be eligible to be traded on the Nasdaq or any other securities exchange, and Molecular Devices may cease making filings with the SEC or otherwise cease being required to comply with the SEC’s rules relating to publicly held companies. See Section 7 “Possible Effects of the Offer on the Market for the Shares; Share Quotation; Exchange Act Registration; Margin Regulations” and Section 12 “Purpose of the Offer; the Merger Agreement; Plans for Molecular Devices” of this offer to purchase.

How long do I have to tender in the offer?

You will have until 12:00 midnight, New York City time, on Tuesday, March 13, 2007, to tender your shares in the offer, unless we extend the expiration date of the offer. If you cannot deliver everything that is required in order to make a valid tender by that time, you may be able to use a guaranteed delivery procedure, which is described in Section 1 “Terms of the Offer” and Section 2 “Procedures for Tendering Shares” of this offer to purchase.

Can the offer be extended?

If any of the conditions to our obligation to accept tendered shares have not been met and we have not waived such conditions upon expiration of the offer, we may extend the offer and will extend the offer if requested by Molecular Devices. See below, “What are the most significant conditions to the offer?” and Section 12 “Purpose of the Offer; the Merger Agreement; Plans for Molecular Devices” for a description of these conditions.

We may also elect to provide a “subsequent offering period,” which would be an additional period of three to 20 business days beginning after we have purchased shares tendered during the offer. During this subsequent offering period, stockholders would be permitted to tender, but not withdraw, their shares and receive the same per share amount paid in the offer. We do not currently intend to provide a subsequent offering period, although we reserve the right to do so.

See Section 1 “Terms of the Offer.”

How will I be notified if the offer is extended?

If we extend the offer or provide a subsequent offering period, we will inform Computershare Trust Company, N.A. (which is the depositary for the offer) of that fact, and will make a public announcement of the extension or subsequent offering period not later than 9:00 a.m., New York City time, on the next business day following the scheduled expiration date of the offer (including any extension of the offer). See Section 1 “Terms of the Offer” of this offer to purchase.

What are the most significant conditions to the offer?

We would not be obligated to purchase any shares if:

•

there has not been validly tendered and not validly withdrawn, considered together with all other shares beneficially owned by MDS or its affiliates, a majority of the outstanding shares of common stock of Molecular Devices (determined on a fully diluted basis, including any unvested stock options that would vest by their terms (assuming continued service) on or before June 30, 2007, but disregarding any other unvested stock options and other unvested rights to acquire Shares) before expiration of the offer;

•	the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, has not expired or otherwise been terminated; or

•

with limited exceptions, any applicable approvals, waivers, consents or clearances required from any governmental authority in order to permit the acceptance for payment of shares tendered pursuant to the offer have not been obtained.

The offer is also subject to a number of other conditions. See Section 14 “Certain Conditions of the Offer” of this offer to purchase.

How do I tender my shares?

If your shares are registered in your name and are held as physical certificates, you must:

•	complete and sign the letter of transmittal in accordance with the instructions in the letter of transmittal;

•	have your signature on the letter of transmittal guaranteed if required by the instructions to the letter of transmittal; and

•

mail or deliver the letter of transmittal, the certificates for your shares and any other documents required by the letter of transmittal to Computershare Trust Company, N.A. (which is the depositary for the offer).

If your shares are registered in your name and are held in book-entry form, you must:

•	complete and sign the letter of transmittal in accordance with the instructions in the letter of transmittal or prepare an agent’s message;

•	if using the letter of transmittal, have your signature on the letter of transmittal guaranteed if required by the instructions to the letter of transmittal;

•

deliver an agent’s message or the letter of transmittal, together with any other documents required by the letter of transmittal to Computershare Trust Company, N.A. (which is the depositary for the offer); and

•	transfer your shares through book-entry transfer into the account of Computershare Trust Company, N.A.

If your shares are held in street name (i.e., through a broker, dealer, bank, trust company or nominee), you must contact your broker, dealer, bank, trust company or other nominee and request that your shares be tendered in the offer.

For additional information on the procedures for tendering your shares, see Section 2 “Procedures for Tendering Shares” of this offer to purchase.

Until what time can I withdraw previously tendered shares?

You can withdraw shares at any time until the offer has expired. Also, if we have not accepted and paid for your shares by April 13, 2007, you can withdraw shares at any time thereafter until we do accept your shares for payment. You will not have the right to withdraw shares tendered during any subsequent offering period, if we elect to provide one. See Section 1 “Terms of the Offer” and Section 3 “Withdrawal Rights” of this offer to purchase.

How do I withdraw previously tendered shares?

You or your nominee must deliver a written notice of withdrawal, or a facsimile of one, with the required information to the depositary while you still have the right to withdraw the shares. See Section 1 “Terms of the Offer” and Section 3 “Withdrawal Rights” of this offer to purchase.

When and how will I be paid for my tendered shares?

Unless the offer is extended in accordance with the merger agreement, within one business day after the later of: (1) the earliest date as of which we are permitted to accept for payment shares tendered pursuant to the offer and (2) the earliest date on which the conditions to the offer have been satisfied or waived, we will accept for payment all validly tendered and not validly withdrawn shares. Promptly after the acceptance for payment of shares tendered pursuant to the Offer, we will pay for these shares. If there is a subsequent offering period, we would pay for all validly tendered shares promptly after they are tendered.

What does the board of directors of Molecular Devices think of the offer?

The board of directors of Molecular Devices has unanimously recommended that stockholders accept the offer and tender their shares of Molecular Devices common stock pursuant to the offer. At a meeting held on January 27, 2007, the board of directors of Molecular Devices, by unanimous vote, (1) approved the merger agreement that we, MDS and Molecular Devices entered into on January 28, 2007 and the transactions contemplated by the merger agreement, including the offer and the merger, and (2) determined that the merger agreement, the offer and the merger are advisable, fair to and in the bests interests of the stockholders of Molecular Devices. See the “Introduction” to this offer to purchase.

What is the market value of my shares as of a recent date?

On January 26, 2007, the last trading day before MDS and Molecular Devices publicly announced that they had signed the merger agreement, the last sale price of the shares reported on The NASDAQ Global Select Market was $23.88 per share. On February 12, 2007, the last trading day before we commenced our tender offer, the last sale price of the shares was $35.20 per share. We advise you to obtain a recent quotation for shares of Molecular Devices in deciding whether to tender your shares. See Section 6 “Price Range of the Shares; Dividends on the Shares” of this offer to purchase.

What are the United States federal income tax consequences of tendering shares?

The receipt of cash for shares pursuant to the offer will be a taxable transaction for United States federal income tax purposes. In general, a stockholder who sells shares pursuant to the offer will recognize gain or loss for United States federal income tax purposes equal to the difference, if any, between the amount of cash received and the stockholder’s adjusted tax basis in the shares sold pursuant to the offer. See Section 5 “Certain U.S. Federal Income Tax Consequences.”

To whom can I talk if I have questions about the tender offer?

You can call MacKenzie Partners, Inc. collect at (212) 929-5500 or toll-free at (800) 322-2885. MacKenzie Partners, Inc. is acting as the information agent for our tender offer. See the back cover of this offer to purchase.

To: All Holders of Common Stock of Molecular Devices Corporation

INTRODUCTION

Monument Acquisition Corp., a Delaware corporation (the “Purchaser”) and a wholly-owned subsidiary of MDS (US) Inc., a Delaware corporation (“MDS (US)”), which is a wholly-owned subsidiary of MDS Inc., a company organized under the laws of Canada (“MDS”), hereby offers to purchase all of the outstanding shares of Common Stock, par value $0.001 per share, including all preferred share purchase rights issued pursuant to the Rights Agreement, dated as of October 25, 2001, between Molecular Devices Corporation and Computershare Trust Company, N.A. (successor-in-interest to EquiServe Trust Company, N.A.), as amended from time to time, (together, the “Shares”), of Molecular Devices Corporation, a Delaware corporation (“Molecular Devices”), at a price of $35.50 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements hereto or thereto, collectively constitute the “Offer”).

The Purchaser is a corporation newly formed in connection with the Offer and the transactions contemplated by the Merger Agreement (as hereinafter defined). MDS is a publicly-held, global life sciences company whose shares are traded on the Toronto Stock Exchange under the symbol “MDS” and the New York Stock Exchange under the symbol “MDZ.” For additional information about MDS and the Purchaser, see Section 9 “Certain Information Concerning MDS and the Purchaser.”

Tendering stockholders whose Shares are registered in their own names and who tender directly to the Depositary (as defined below) will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares pursuant to the Offer. Stockholders who hold their Shares through banks, brokers or other nominees should check with such institutions as to whether they charge any service fees. The Purchaser will pay all fees and expenses of Computershare Trust Company, N.A., which is acting as the Depositary (the “Depositary”), MacKenzie Partners, Inc., which is acting as the Information Agent (the “Information Agent”) and Merrill Lynch & Co., which is acting as the Dealer Manager (the “Dealer Manager”), incurred in connection with the Offer. See Section 16 “Fees and Expenses” of this Offer to Purchase.

The Offer is being made pursuant to the Agreement and Plan of Merger dated as of January 28, 2007 (the “Merger Agreement”), among MDS, the Purchaser and Molecular Devices, pursuant to which, following the consummation of the Offer and the satisfaction or waiver of certain conditions, the Purchaser will be merged with and into Molecular Devices, with the surviving entity, Molecular Devices, becoming an indirect wholly owned subsidiary of MDS (the “Merger”). In the Merger each outstanding Share (other than Shares owned by MDS, the Purchaser, any wholly owned subsidiary of MDS or Molecular Devices or by stockholders, if any, who are entitled to and properly exercise appraisal rights under Delaware law) will be converted into the right to receive the price per Share paid pursuant to the Offer in cash, without interest thereon. Stockholders who exercise appraisal rights under Delaware law will receive a judicially determined fair value for their Shares, which value could be more or less than the price per Share to be paid in the Merger.

The Merger Agreement is more fully described in Section 12 “Purpose of the Offer; the Merger Agreement; Plans for Molecular Devices” of this Offer to Purchase.

At a meeting held on January 27, 2007, the board of directors of Molecular Devices, by a unanimous vote, (1) approved the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Offer and the Merger, and (2) determined that the Merger Agreement, the Offer and the Merger are advisable, fair to and in the best interests of the stockholders of Molecular Devices. The board of directors of Molecular Devices also unanimously recommended that the stockholders of Molecular Devices accept the Offer and tender their Shares pursuant to the Offer and that the stockholders of Molecular Devices adopt the Merger Agreement, if such adoption is required by applicable law in order to consummate the Merger. The factors considered by the board of directors of Molecular Devices in arriving at its decision to approve the Merger Agreement, the Offer and the Merger and to recommend that stockholders of Molecular Devices accept the Offer and tender their Shares pursuant to the Offer are described in Molecular Devices’ Solicitation/Recommendation Statement on Schedule 14D-9 (the “Schedule 14D-9”), which has been filed with the Securities and Exchange Commission (the “SEC”) and is being mailed to stockholders of Molecular Devices with this document.

The Offer is conditioned upon, among other things, (a) there being validly tendered and not validly withdrawn prior to the Expiration Date (as defined in Section 1 hereof) that number of Shares which, together with that number of all other Shares owned by the Purchaser, MDS and MDS’ other affiliates, would represent a majority of the Fully Diluted Shares (as defined in Section 14 hereof) outstanding at the time of the expiration of the Offer (the “Minimum Condition”), (b) the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) applicable to the purchase of Shares pursuant to the Offer having expired or been terminated and (c) certain governmental approvals, waivers, consents or clearances required in order to permit the acceptance for payment of Shares tendered pursuant to the Offer having been obtained. See Section 14 “Certain Conditions to the Offer.”

Consummation of the Merger is subject to a number of conditions, including adoption by the stockholders of Molecular Devices of the Merger Agreement, if such adoption is required under applicable law, absence of any injunction issued and continuing or law enacted since January 28, 2007 that prohibits the consummation of the Merger and Shares properly tendered having been purchased pursuant to the Offer. In the event the Purchaser acquires 90% or more of the outstanding Shares pursuant to the Offer or otherwise, the Purchaser will be able to merge with and into Molecular Devices pursuant to the “short-form” merger provisions of the Delaware General Corporation Law (the “DGCL”), without prior notice to, or any action by, any other stockholder of Molecular Devices. In addition, in order to facilitate a short-form merger following the completion of the Offer, Molecular Devices has granted the Purchaser an option to purchase the number of Shares equal to the lesser of (a) the number of newly issued Shares that, when added to the number of Shares directly or indirectly owned by MDS or the Purchaser at the time of such exercise, constitutes one share more than 90% of the Shares taking into account the issuance of the Shares pursuant to the option and (b) the number of newly issued Shares that represents one Share less than 20% of the Shares outstanding on January 28, 2007 for a purchase price of $35.50 per share. See Section 12, “Purpose of the Offer; the Merger Agreement; Plans for Molecular Devices — Vote Required To Approve Merger” and “— ‘Short-Form’ Merger Procedure.”

Molecular Devices has informed the Purchaser that, as of January 25, 2007, (1) 16,493,470 Shares were issued (and not held by Molecular Devices as treasury shares) and outstanding and (2) a total of 2,487,243 Shares were issuable upon the exercise of outstanding options. Based upon the foregoing and assuming that all of these options will vest on or before June 30, 2007, the Minimum Condition would be satisfied if at least 9,490,357 Shares are validly tendered and not validly withdrawn prior to the Expiration Date. The actual number of Shares required to be tendered to satisfy the Minimum Condition will depend upon the actual number of Fully Diluted Shares outstanding at the time of the expiration of the Offer. If the Minimum Condition is satisfied, and the Purchaser accepts for payment Shares tendered pursuant to the Offer, MDS may request Molecular Devices to use its reasonable efforts to take all actions necessary to elect at least a majority of the members of Molecular Devices’ board of directors and would have sufficient voting power to effect the Merger without the affirmative vote of any other stockholder of Molecular Devices. See Section 12 “Purpose of the Offer; the Merger Agreement; Plans for Molecular Devices.”

Certain U.S. federal income tax consequences of the sale of Shares pursuant to the Offer and the conversion of Shares pursuant to the Merger are described in Section 5 “Certain U.S. Federal Income Tax Consequences.”

This Offer to Purchase and the related Letter of Transmittal contain important information and you should read them carefully and in their entirety before you make any decision with respect to the Offer.

THE TENDER OFFER

1. Terms of the Offer

Upon the terms and subject to the conditions of the Offer, the Purchaser will accept for payment and pay $35.50 per Share, net to the seller in cash, without interest thereon, for all Shares validly tendered prior to the Expiration Date and not theretofore validly withdrawn in accordance with Section 3. The term “Expiration Date” means 12:00 midnight, New York City time, on Tuesday, March 13, 2007, unless and until the Purchaser shall have extended the period of time during which the Offer is open in accordance with the terms of the Merger Agreement, in which event the term “Expiration Date” shall mean the latest time and date on which the Offer, as so extended by the Purchaser, expires.

The Purchaser may, without the consent of Molecular Devices, extend the Offer for one or more periods ending no later than June 30, 2007 (and Molecular Devices may require the Purchaser to extend), and thereby delay acceptance for payment of, and the payment for, any Shares, by giving oral or written notice of such extension to the Depositary and making a public announcement no later than 9:00 a.m., New York City time, on the next business day following the scheduled Expiration Date if any of the conditions to the Purchaser’s obligation to purchase Shares are not satisfied or waived as of the Expiration Date.

If at the Expiration Date of the Offer all of the conditions to the Offer have been satisfied or waived, the Purchaser may elect to provide a subsequent offering period of three to 20 business days (a “Subsequent Offering Period”) in accordance with Rule 14d-11 under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”). A Subsequent Offering Period would be an additional period of time, following the expiration of the Offer and the purchase of Shares in the Offer, during which stockholders may tender Shares not tendered in the Offer and receive the same per share amount paid in the Offer. During a Subsequent Offering Period, the Purchaser will immediately accept and promptly pay for Shares as they are tendered and tendering stockholders will not have withdrawal rights. The Purchaser cannot elect to provide a Subsequent Offering Period unless the Purchaser announces the results of the Offer, including the approximate number and percentage of Shares deposited in the Offer, no later than 9:00 a.m., New York City time, on the next business day after the Expiration Date and immediately begins the Subsequent Offering Period. The Purchaser does not currently intend to provide a Subsequent Offering Period, although it reserves the right to do so in its sole discretion.

Under no circumstances will interest be paid on the purchase price for tendered Shares, regardless of any extension of or amendment to the Offer or any delay in paying for such Shares.

Subject to the next sentence, the Purchaser may, at any time and from time to time, waive any condition to the Offer, by giving oral or written notice of such waiver to the Depositary. Without the prior written consent of Molecular Devices, the Purchaser will not:

•	change or waive the Minimum Condition;

•	decrease the number of Shares sought to be purchased by the Purchaser pursuant to the Offer;

•	reduce the price per Share to be paid pursuant to the Offer;

•	extend the Offer or otherwise change the Expiration Date other than as described in this Section 1;

•	change the form of consideration payable in the Offer;

•

amend or modify any of the conditions of the Offer in any manner adversely affecting, or that could reasonably be expected to have an adverse effect on, any of the holders of Shares or impose any additional conditions to the Offer; or

•	amend, modify or supplement any of the terms of the Offer in any manner adversely affecting, or that could reasonably be expected to have an adverse effect on, any of the holders of Shares.

If by 12:00 midnight, New York City time, on Tuesday, March 13, 2007 (or any date or time then set as the Expiration Date), any or all of the conditions to the Offer have not been satisfied or waived, the Purchaser, subject to the terms of the Merger Agreement and the applicable rules and regulations of the SEC, may:

•	terminate the Offer and not accept for payment or pay for any Shares and return all tendered Shares to tendering stockholders;

•

except as set forth above with respect to the Minimum Condition, waive all the unsatisfied conditions and accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not theretofore validly withdrawn;

•

except as set forth above, extend the Offer (and will be required to extend if requested by Molecular Devices) and, subject to the right of stockholders to withdraw Shares until the Expiration Date, retain the Shares that have been tendered during the period or periods for which the Offer is extended; or

•	except as set forth above, amend the Offer.

Any extension, waiver, amendment or termination will be followed as promptly as practicable by public announcement thereof consistent with the requirements of the SEC. An announcement in the case of an extension will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which the Purchaser may choose to make any public announcement, subject to applicable law (including Rules 14d-4(d) and 14d-6(c) under the Exchange Act, which require that material changes be promptly disseminated to holders of Shares), the Purchaser will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a release to the PR Newswire. As used in this Offer to Purchase, “business day” has the meaning set forth in Rule 14d-1(g)(3) under the Exchange Act.

If the Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer, the Purchaser will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of such offer or information concerning such offer, other than a change in price or a change in the percentage of securities sought, will depend upon the facts and circumstances then existing, including the relative materiality of the changed terms or information. With respect to a change in price or a change in the percentage of securities sought, a minimum period of 10 business days is generally required to allow for adequate dissemination to stockholders.

As described above, the Purchaser may, subject to certain conditions, elect to provide a Subsequent Offering Period. In the event the Purchaser elects to provide a Subsequent Offering Period, it will announce and begin the Subsequent Offering Period in the notice announcing the results of the Offer that is issued no later than 9:00 a.m., New York City time, on the next business day after the Expiration Date.

Molecular Devices has provided the Purchaser with Molecular Devices’ stockholder lists and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase, the related Letter of Transmittal and other relevant materials will be mailed to record holders of Shares and will be furnished to brokers, dealers, banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder lists, or, if applicable, who are listed as participants in a clearing agency’s security position listing, for subsequent transmittal to beneficial owners of Shares.

2. Procedures for Tendering Shares

Valid Tender. A stockholder must follow one of the following procedures to validly tender Shares pursuant to the Offer:

•	for Shares held as physical certificates, the certificates for tendered Shares, a Letter of Transmittal properly completed and duly executed, any required signature guarantees and any other required documents, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date;

•

for Shares held in book-entry form, either a Letter of Transmittal, properly completed and duly executed, and any required signature guarantees, or an Agent’s Message (as defined below), and any other required documents, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase, and such Shares must be delivered pursuant to the book-entry transfer procedures described below under “Book-Entry Transfer” and a Book-Entry Confirmation (as defined below) must be received by the Depositary, in each case prior to the Expiration Date; or

•	the tendering stockholder must comply with the guaranteed delivery procedures described below under “Guaranteed Delivery” prior to the Expiration Date.

The valid tender of Shares pursuant to one of the procedures described above will constitute a binding agreement between the tendering stockholder and the Purchaser upon the terms and subject to the conditions of the Offer.

The method of delivery of Shares, the Letter of Transmittal and all other required documents, including delivery through the Book-Entry Transfer Facility (as defined below), is at the election and risk of the tendering stockholder. Shares and other required materials will be deemed delivered only when actually received by the Depositary (including, in the case of a book-entry transfer of Shares, by Book-Entry Confirmation). If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

Book-Entry Transfer. The Depositary will establish an account with respect to the Shares at The Depository Trust Company (the “Book-Entry Transfer Facility”) for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant of the Book-Entry Transfer Facility’s system may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary’s account in accordance with the Book-Entry Transfer Facility’s procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer into the Depositary’s account at the Book-Entry Transfer Facility, the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees, or an Agent’s Message, and any other required documents, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date for a valid tender of Shares by book-entry. The confirmation of a book-entry transfer of Shares into the Depositary’s account at the Book-Entry Transfer Facility as described above is referred to herein as a “Book-Entry Confirmation.” Delivery of documents to the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility’s procedures does not constitute delivery to the Depositary.

The term “Agent’s Message” means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce such agreement against the participant.

Signature Guarantees. No signature guarantee is required on the Letter of Transmittal if (1) the Letter of Transmittal is signed by the registered holder(s) (which term, for purposes of this Section 2, includes any participant in the Book-Entry Transfer Facility’s system whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith and such registered holder has not completed either the box entitled “Special Delivery Instructions” or the box entitled “Special Payment Instructions” on the Letter of Transmittal or (2) such Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agents

Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (such participant, an “Eligible Institution”). In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 5 to the Letter of Transmittal. If the certificates for Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for Shares not tendered or not accepted for payment are to be returned to a person other than the registered holder of the certificates surrendered, the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as aforesaid. See Instructions 1 and 5 to the Letter of Transmittal.

Guaranteed Delivery. If a stockholder desires to tender Shares pursuant to the Offer and such stockholder’s certificates for Shares are not immediately available or the book-entry transfer procedures cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Date, such stockholder’s tender may be effected if all the following conditions are met:

•	such tender is made by or through an Eligible Institution;

•

a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Purchaser, is received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date; and

•

either (1) the certificates for tendered Shares together with a Letter of Transmittal, properly completed and duly executed, any required signature guarantees and any other required documents are received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase within three trading days after the date of execution of such Notice of Guaranteed Delivery or (2) in the case of a book-entry transfer effected pursuant to the book-entry transfer procedures described above under “Book-Entry Transfer,” either a Letter of Transmittal, properly completed and duly executed, any required signature guarantees, or an Agent’s Message, and any other required documents, are received by the Depositary at one of such addresses, such Shares are delivered pursuant to the book-entry transfer procedures above and a Book-Entry Confirmation is received by the Depositary, in each case within three trading days after the date of execution of such Notice of Guaranteed Delivery. A “trading day” is any day on which the NASDAQ Global Select Market (“Nasdaq”) is open for business.

The Notice of Guaranteed Delivery may be delivered by hand to the Depositary or transmitted by telegram, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

Appointment as Proxy. By executing a Letter of Transmittal (or, in the case of a book-entry transfer, by delivery of an Agent’s Message, in lieu of a Letter of Transmittal), a tendering stockholder will irrevocably appoint designees of the Purchaser as such stockholder’s attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such stockholder’s rights with respect to the Shares tendered by such stockholder and accepted for payment by the Purchaser and with respect to any and all other Shares or other securities or rights issued or issuable in respect of such Shares on or after January 28, 2007. All such proxies will be considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, the Purchaser accepts for payment Shares tendered by such stockholder as provided herein. Upon the effectiveness of such appointment, all prior powers of attorney, proxies and consents given by such stockholder with respect to such Shares or other securities or rights will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given (and, if given, will not be effective). The designees of the Purchaser will thereby be empowered to exercise all voting and other rights with respect to such Shares and other securities or rights in respect of any annual, special or adjourned meeting of Molecular Devices’ stockholders, actions by written consent in lieu of any such meeting or otherwise, as they in their sole discretion deem proper. The Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon the Purchaser’s acceptance for payment of such Shares, the Purchaser must be able to exercise full voting, consent and other rights with respect to such Shares and other securities or rights, including voting at any meeting of stockholders. The Offer does not constitute a solicitation of proxies, absent a purchase of Shares, for any meeting of Molecular Devices stockholders.

Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares will be determined by the Purchaser in its sole discretion, which determination will be final and binding. The Purchaser reserves the absolute right to reject any or all tenders determined by it not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of the Purchaser, be unlawful. The Purchaser also reserves the absolute right to waive any defect or irregularity in the tender of any Shares of any particular stockholder whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of the Purchaser, MDS, Molecular Devices, the Depositary, the Information Agent, the Dealer-Manager or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. The Purchaser’s interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto and any other related documents thereto) will be final and binding.

Backup Withholding. In order to avoid “backup withholding” at a rate of 28% of U.S. federal income tax on payments of cash pursuant to the Offer, a stockholder surrendering Shares in the Offer must, unless an exemption applies, provide the Depositary with such stockholder’s correct taxpayer identification number (“TIN”) on a Substitute Form W-9, certify under penalties of perjury that such TIN is correct and provide certain other certifications. If a stockholder does not provide such stockholder’s correct TIN or fails to provide the required certifications, the Internal Revenue Service (the “IRS”) may impose a penalty on such stockholder, and payment of cash to such stockholder pursuant to the Offer may be subject to backup withholding of 28%. All stockholders surrendering Shares pursuant to the Offer should complete and sign the Substitute Form W-9 included as part of the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to the Purchaser and the Depositary). Certain stockholders (including, among others, all corporations and certain foreign individuals and entities) are not subject to backup withholding. Foreign stockholders should complete and sign an appropriate Form W-8 (instead of a Form W-9) in order to avoid backup withholding. The various IRS Forms W-8 may be obtained from the Depositary. See Instruction 9 to the Letter of Transmittal.

3. Withdrawal Rights

Except as otherwise provided in this Section 3, tenders of Shares are irrevocable.

Shares tendered pursuant to the Offer may be withdrawn pursuant to the procedures set forth below at any time prior to the Expiration Date and, unless theretofore accepted and paid for pursuant to the Offer, at any time on or after April 13, 2007. In the event the Purchaser provides a Subsequent Offering Period following the Offer, no withdrawal rights will apply to Shares tendered during such Subsequent Offering Period or to Shares tendered in the Offer and accepted for payment.

For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If certificates for Shares have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution, any and all signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been tendered pursuant to the book-entry transfer procedures described in Section 2, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with the Book-Entry Transfer Facility’s procedures. Withdrawals of tenders of Shares may not be rescinded, and any Shares validly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by again following one of the procedures described in Section 2 at any time prior to the Expiration Date.

All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by the Purchaser in its sole discretion, which determination will be final and binding. None of the Purchaser, MDS, Molecular Devices, the Depositary, the Information Agent, the Dealer Manager or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

The method of delivery of any documents related to a withdrawal is at the risk of the withdrawing stockholder. Any documents related to a withdrawal will be deemed delivered only when actually received by the Depositary. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

4. Acceptance for Payment and Payment

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will accept for payment and will pay for all Shares validly tendered prior to the Expiration Date and not validly withdrawn in accordance with Section 3 promptly after the Expiration Date. If the Purchaser provides a Subsequent Offering Period, the Purchaser will immediately accept and promptly pay for Shares as they are tendered during the Subsequent Offering Period. The Purchaser, subject to the Merger Agreement, expressly reserves the right, in its sole discretion, to delay acceptance for payment of or payment for Shares in order to obtain any Significant Governmental Approval (as defined in Section 14 “Certain Conditions of the Offer”), or if other conditions to the Purchaser’s obligations described in Section 14 “Certain Conditions of the Offer” are not satisfied. Any such delays will be effected in compliance with Rule 14e-1(c) under the Exchange Act (relating to a bidder’s obligation to pay for or return tendered securities promptly after the termination or withdrawal of such bidder’s offer). If the Purchaser is delayed in its acceptance for payment of or payment for Shares or is unable to accept for payment or pay for Shares pursuant to the Offer, then, without prejudice to the Purchaser’s rights under the Offer (but subject to compliance with Rule 14e-1(c) under the Exchange Act), the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to do so as described in Section 3.

In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (1) the certificates for such Shares, together with a Letter of Transmittal, properly completed and duly executed, and any required signature guarantees, or (2) in the case of a transfer effected pursuant to the book-entry transfer procedures described in Section 2, a Book-Entry Confirmation and either a Letter of Transmittal, properly completed and duly executed, and any required signature guarantees, or an Agent’s Message, and (3) any other documents required by the Letter of Transmittal.

For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered to the Purchaser and not validly withdrawn as, if and when the Purchaser gives oral or written notice to the Depositary of the Purchaser’s acceptance for payment of such Shares. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as an agent for tendering stockholders for the purpose of receiving payment from the Purchaser and transmitting payment to tendering stockholders whose Shares have been accepted for payment. Under no circumstances will interest be paid on the purchase price for tendered Shares, regardless of any extension of or amendment to the Offer or any delay in paying for such Shares.

If any tendered Shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, as promptly as practicable after the expiration or termination of the Offer, the certificates for such Shares will be returned (and, if certificates are submitted for more Shares than are tendered, new certificates for the Shares not tendered will be sent) in each case without expense to the tendering stockholder (or, in the case of Shares delivered by book-entry transfer of such Shares into the Depositary’s account at the Book-Entry Transfer Facility pursuant to the book-entry transfer procedures described in Section 2, such Shares will be credited to an account maintained at the Book-Entry Transfer Facility).

The Purchaser reserves the right to transfer or assign, in whole or from time to time in part, to MDS, or to one or more direct or indirect wholly owned subsidiaries of MDS, the right to purchase Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve the Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

5. Certain U.S. Federal Income Tax Consequences

The following is a general summary of certain U.S. federal income tax consequences relevant to a stockholder whose Shares are (1) tendered and purchased for cash pursuant to the Offer or (2) converted to cash in the Merger. The summary is based on the current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), regulations issued thereunder, judicial decisions and administrative rulings, all of which are subject to change, possibly with retroactive effect. The tax consequences to any particular stockholder may differ depending on that stockholder’s own circumstances and tax position. For example, the following general summary may not be applicable with respect to Shares received pursuant to the exercise of employee stock options or otherwise as compensation or with respect to holders of Shares who are subject to special tax treatment under the Code such as life insurance companies, tax-exempt organizations and financial institutions. This discussion is also not applicable to Shares held by partnerships (or other entities or arrangements that are classified as partnerships for U.S. federal income tax purposes). If a partnership holds Shares, the tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. If you are a partnership or a partner in a partnership holding Shares, you should consult your tax advisors. This discussion assumes that the Shares are held as “capital assets” within the meaning of Section 1221 of the Code. This discussion does not address the consequences of the transactions described herein under the tax laws of any foreign jurisdiction. Stockholders are urged to consult their own tax advisors to determine the particular tax consequences to them (including the application and effect of any state, local or foreign income and other tax laws) of the Offer and the Merger.

U.S. Stockholders. The following is applicable to stockholders that are United States persons for U.S. federal income tax purposes (“U.S. Stockholders”). U.S. Stockholders include stockholders that are citizens or residents of the United States, corporations, partnerships or other entities created or organized under the laws of the United States or any political subdivision thereof, certain trusts classified as “United States persons” under Section 7701(a)(30)(E) of the Code, and estates that are subject to United States federal income taxation regardless of the source of their income.

The receipt of cash pursuant to the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign income tax laws.

Generally, for U.S. federal income tax purposes, a tendering stockholder or a stockholder who receives cash in exchange for Shares in the Merger will recognize gain or loss equal to the difference between the amount of cash received by the stockholder pursuant to the Offer or Merger and the adjusted tax basis in the Shares tendered by the stockholder and purchased pursuant to the Offer or converted into cash in the Merger, as the case may be. Gain or loss will be calculated separately for each block of Shares tendered and purchased pursuant to the Offer or converted into cash in the Merger, as the case may be. Any gain or loss recognized by such stockholder will be capital gain or loss. Any capital gain or loss will be long-term capital gain or loss if such stockholder’s holding period for the Shares exceeds one year. In the case of an individual stockholder, long-term capital gains will be eligible for a maximum U.S. federal income tax rate of 15%. The ability to use capital losses to offset ordinary income is limited.

Non-U.S. Stockholders. The following is applicable to stockholders that are not U.S. Stockholders (such stockholders, “Non-U.S. Stockholders”).

Any gain realized on the receipt of cash in the Merger by a Non-U.S. Stockholder generally will not be subject to United States federal income tax unless:

•

the gain is effectively connected with a trade or business of the Non-US Stockholder in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment of the Non-US Stockholder);

•	the Non-US Stockholder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•

Molecular Devices is or has been a “United States real property holding corporation” for U.S. federal income tax purposes and the Non-US Stockholder owned more than 5% of Molecular Devices’ common stock at any time during the five years preceding the Merger.

An individual Non-U.S. Stockholder described in the first bullet point above generally will be subject to United States federal income tax on the net gain derived from the Merger under regular graduated U.S. federal income tax rates. If a Non-U.S. Stockholder that is a foreign corporation falls under the first bullet point above, it generally will be subject to tax on its net gain in the same manner as if it were a U.S. person as defined under the Code and, in addition, may be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty. An individual Non-U.S. Stockholder described in the second bullet point immediately above will be subject to a flat 30% tax on the gain derived from the merger, which may be offset by U.S. source capital losses, even though the individual is not considered a resident of the United States. Molecular Devices believes that it is not and has not been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the five years preceding the Merger.

Backup Withholding. A stockholder (other than certain exempt stockholders including, among others, all corporations) that tenders Shares may be subject to a 28% backup withholding tax, unless the stockholder provides its TIN and certifies that such number is correct (or properly certifies that it is awaiting a TIN), provides certain other certifications, and otherwise complies with the applicable requirements of the backup withholding rules. A stockholder that does not furnish a required TIN or that does not otherwise establish a basis for an exemption from backup withholding may also be subject to a penalty imposed by the IRS. See “Backup Withholding” under Section 2. Each U.S. stockholder should complete and sign the Substitute Form W-9 included as part of the Letter of Transmittal so as to provide the information and certification necessary to avoid backup withholding. Non-U.S. stockholders should complete the appropriate Form W-8. See Instruction 9 to the Letter of Transmittal.

If backup withholding applies to a stockholder, the Depositary is required to withhold 28% from payments to such stockholder and the IRS may impose a penalty on such stockholder. Backup withholding is not an additional tax. Rather, the amount of the backup withholding can be credited against the U.S. federal income tax liability of the person subject to the backup withholding, provided that the required information is given to the IRS. If backup withholding results in an overpayment of tax, a refund can be obtained by the stockholder by filing a U.S. federal income tax return.

6. Price Range of the Shares; Dividends on the Shares

The Shares are listed on the Nasdaq under the symbol “MDCC.” The following table sets forth, for each of the periods indicated, the high and low sales prices per Share as reported on the Nasdaq:

Molecular Devices Corporation

	High	Low
Year Ended December 31, 2006:
Fourth Quarter	$23.00	$18.00
Third quarter	$30.48	$16.85
Second Quarter	$36.26	$26.93
First Quarter	$34.46	$24.00

Year Ended December 31, 2005:
Fourth Quarter	$29.30	$19.09
Third Quarter	$22.02	$19.81
Second Quarter	$22.90	$17.09
First Quarter	$21.70	$17.95

On January 26, 2007, the last full trading day before the public announcement of the execution of the Merger Agreement, the last reported sales price on the Nasdaq of the Shares was $23.88 per Share. On February 12, 2007, the last full trading day before commencement of the Offer, the last reported sales price on the Nasdaq of the Shares was $35.20 per Share. Stockholders are urged to obtain current market quotations for the Shares.

According to its Annual Report on Form 10-K for the year ended December 31, 2005 filed with the SEC, Molecular Devices historically has not declared or paid any cash dividends on the Shares and it does not intend to declare or pay any cash dividends on the Shares in the foreseeable future. Under the Merger Agreement, Molecular Devices is not permitted to declare or pay dividends with respect to the Shares without the prior written consent of MDS.

7. Possible Effects of the Offer on the Market for the Shares; Share Quotation; Exchange Act Registration; Margin Regulations

Market for the Shares. The purchase of Shares pursuant to the Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Shares held by the public.

Share Quotation. Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements for continued listing on the Nasdaq. According to the published guidelines of The NASDAQ Stock Market, LLC, a security must meet one of two maintenance standards for continued listing on the Nasdaq. The first maintenance standard requires that there be at least $10 million in stockholders’ equity, at least 750,000 publicly held shares, a market value of at least $5 million for all publicly held shares, a minimum bid price of $1, at least 400 stockholders of 100 shares or more and at least two market makers for the shares. The second maintenance standard requires that either (a) the market value of listed securities is at least $50 million or (b) each of Molecular Devices’ total assets and total revenue is at least $50 million; and that there be at least 1.1 million publicly held shares with an aggregate market value of at least $15 million, a minimum bid price of $1, at least 400 stockholders of 100 shares or more and at least four market makers for the shares. Shares held directly or indirectly by directors, officers or beneficial owners of more than 10% of the Shares are not considered to be being publicly held for the purpose of the maintenance standards.

Exchange Act Registration. The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application of Molecular Devices to the SEC if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the Shares under the Exchange Act would reduce the information required to be furnished by Molecular Devices to its stockholders and to the SEC and would make certain provisions of the Exchange Act no longer applicable to Molecular Devices, such as the short-swing profit-recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy or information statement pursuant to Section 14(a) or 14(c) of the Exchange Act in connection with stockholders’ meetings and the related requirement of furnishing an annual report to stockholders, and the requirements of Rule 13e-3 under the Exchange Act with respect to “going private” transactions. Furthermore, the ability of “affiliates” of Molecular Devices and persons holding “restricted securities” of Molecular Devices to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended, may be impaired or eliminated. The purchase of the Shares pursuant to the Offer may result in the Shares becoming eligible for deregistration under the Exchange Act. The Purchaser intends to seek to cause Molecular Devices to apply for termination of registration of the Shares under the Exchange Act as soon after the completion of the Offer as the requirements for such termination are met.

Margin Regulations. The Shares are currently “margin securities” under the regulations of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), which has the effect, among other things, of allowing brokers to extend credit using Shares as collateral. Depending upon factors similar to those described above regarding listing and market quotations, it is possible that, following the Offer, the Shares would no longer constitute “margin securities” for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for loans made by brokers.

8. Certain Information Concerning Molecular Devices

Molecular Devices is a Delaware corporation with its principal offices at 1311 Orleans Drive, Sunnyvale, California 94089. The telephone number at that location is (408) 747-1700. According to its Annual Report on Form 10-K for the year ended December 31, 2005 filed with the SEC, Molecular Devices is a leading supplier of high-performance bioanalytical measurement systems that accelerate and improve drug discovery and other life sciences research. Molecular Devices’ Shares are traded on the Nasdaq under the symbol “MDCC.”

Available Information. Molecular Devices is subject to the informational requirements of the Exchange Act and, in accordance therewith, is required to file reports and other information with the SEC relating to its business, financial condition and other matters. Certain information as of particular dates concerning Molecular Devices’ directors and officers, their remuneration, stock options and other matters, the principal holders of Molecular Devices’ securities and any material interest of such persons in transactions with Molecular Devices is required to be disclosed in Molecular Devices’ proxy statements distributed to Molecular Devices’ stockholders and filed with the SEC. Such reports, proxy statements and other information should be available for inspection at the public reference facilities of the SEC at 100 F Street, N.E., Washington, DC 20549. Copies of such information should be obtainable, by mail, upon payment of the SEC’s customary charges, by writing to the SEC’s principal office at 100 F Street, N.E., Washington, DC 20549. The SEC also maintains a Web site on the Internet at http: //www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

Except as otherwise stated in this Offer to Purchase, the information concerning Molecular Devices contained herein has been taken from or based upon publicly available documents on file with the SEC and other publicly available information. Although MDS and the Purchaser do not have any knowledge that any such information is untrue, neither MDS nor the Purchaser takes any responsibility for the accuracy or completeness of such information or for any failure by Molecular Devices to disclose events that may have occurred and may affect the significance or accuracy of any such information.

9. Certain Information Concerning MDS and the Purchaser

Information Concerning MDS and the Purchaser. MDS Inc. is a company organized under the laws of Canada with its principal executive offices located at 2700 Matheson Blvd. East, West Tower, Mississauga,

Ontario, Canada L4W 4V9. The telephone number at that location is (416) 213-4255. MDS is a publicly-held, global life sciences company that is a leading global provider of pharmaceutical contract research to the pharmaceutical, biotech and genetic industries, medical isotopes for molecular imaging, radiotherapeutics and analytical instruments. MDS’ shares are traded on the Toronto Stock Exchange under the symbol “MDS” and the New York Stock Exchange under the symbol “MDZ.”

MDS is subject to the informational requirements of the Exchange Act as a foreign private issuer and, in accordance therewith, is required to file reports and other information with the SEC relating to its business, financial condition and other matters. Copies of such information are obtainable at the public reference facilities of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Such reports and information should also be obtainable by mail, upon payment of the SEC’s customary charges, by writing to the SEC’s principal office at 100 F Street, N.E., Washington, D.C. 20549. MDS’ filings with the SEC are also available to the public from commercial document retrieval services and at the Internet Web site maintained by the SEC at http://www.sec.gov.

The Purchaser, Monument Acquisition Corp., is a Delaware corporation that was recently incorporated for the purpose of acquiring all of the outstanding Shares of Molecular Devices and, to date, has engaged in no other activities other than those incidental to the Offer and the Merger Agreement. The Purchaser is an indirect wholly-owned subsidiary of MDS. Until immediately prior to the time the Purchaser purchases Shares pursuant to the Offer, it is not anticipated that the Purchaser will have any significant assets or liabilities or engage in activities other than those incidental to the Purchaser’s formation and capitalization and the transactions contemplated by the Offer. The Purchaser is not subject to the informational filing requirements of the Exchange Act. The principal executive offices of the Purchaser are located c/o MDS at 2700 Matheson Blvd. East, West Tower, Mississauga, Ontario, Canada L4W 4V9. The telephone number at that location is (416) 213-4255.

The name, business address, citizenship, past and present principal occupations during the past five years of each of the officers and directors of MDS and the Purchaser are set forth in Annex I to this Offer to Purchase.

Neither MDS, the Purchaser, nor, to the best knowledge of MDS and the Purchaser, any of the persons listed in Annex I to this Offer to Purchase has, during the past five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). Neither MDS, the Purchaser, nor, to the best knowledge of MDS and the Purchaser, any of the persons listed in Annex I has, during the past five years, been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, United States federal or state securities laws, or a finding of any violation of United States federal or state securities laws.

Past Contacts, Transactions, Negotiations and Agreements. Except as set forth in Section 11 “Contacts and Transactions with Molecular Devices; Background of the Offer” of this Offer to Purchase and elsewhere in this Offer to Purchase:

•

none of MDS, the Purchaser, or, to the best knowledge of MDS and the Purchaser, any of the persons listed in Annex I to this Offer to Purchase, or any associate or majority-owned subsidiary of any of the foregoing (1) beneficially owns or has a right to acquire any Shares or any other equity securities of Molecular Devices; (2) has any contract, arrangement, understanding or relationship with any other person with respect to any securities of Molecular Devices; or (3) has effected any transaction in the Shares or any other equity securities of Molecular Devices during the past 60 days;

•

during the past two years, there have not been any transactions which would be required to be disclosed under the rules and regulations of the SEC between any of MDS, the Purchaser, or any of their respective subsidiaries, or, to the best knowledge of MDS and the Purchaser, any of the persons listed in Annex I to this Offer to Purchase, on the one hand, and Molecular Devices or any of its executive officers, directors or affiliates, on the other hand; and

•

during the past two years, there have not been any negotiations, transactions or material contacts between any of MDS, the Purchaser, any of their respective subsidiaries or, to the best knowledge of MDS and the Purchaser, any of the persons listed in Annex I to this Offer to Purchase, on the one hand, and Molecular Devices or its affiliates, on the other hand, concerning any merger, consolidation, acquisition, tender offer or other acquisition of securities of Molecular Devices, any election of directors of Molecular Devices, or any sale or other transfer of a material amount of assets of Molecular Devices.

Each of MDS and the Purchaser disclaims that it is an “affiliate” of Molecular Devices within the meaning of Rule 13e-3 under the Exchange Act.

10. Source and Amount of Funds

The Purchaser estimates that the total amount of funds required to purchase all outstanding Shares pursuant to the Offer and the Merger and to pay related fees and expenses will be approximately $585,000,000.

The Merger Agreement provides that in connection with the Merger, all options to purchase Shares outstanding immediately prior to the effective time of the Merger will accelerate in full immediately prior to such effective time. Each such option, if not exercised immediately prior to the effective time of the Merger, will be cancelled in exchange for a cash payment by the Purchaser to the option holders equal to the product of: (i) the number of Shares subject to such option immediately prior to the effective time of the Merger; multiplied by (ii) the amount by which the price per Share (or such greater cash amount as may have been paid to any holder of Shares pursuant to the Offer) exceeds the exercise price per Share subject to such option immediately prior to the effective time of the Merger. MDS estimates that the total amount of funds required to fulfill the foregoing obligations under the Merger Agreement will be approximately $30,000,000.

MDS will ensure that the Purchaser has sufficient funds to acquire all of the outstanding Shares pursuant to the Offer and to fulfill its obligations under the Merger Agreement. MDS will be able to provide the Purchaser with the necessary funds.

As of February 7, 2007, MDS had approximately $796,000,000 in cash, cash equivalents and short and long-term investments.

The Offer is not contingent upon the Purchaser or MDS establishing any financing arrangements.

11. Contacts and Transactions with Molecular Devices; Background of the Offer

In April 2005, MDS through a financial advisor, contacted Mr. Moshe Alafi, an independent director of the board of directors of Molecular Devices, to determine whether there would be an interest on the part of the Molecular Devices to explore a business combination. Mr. Alafi advised that MDS should contact Dr. Joseph Keegan, the Chief Executive Officer of Molecular Devices, for a discussion of this nature. In May 2005, Mr. Andrew Boorn, President of MDS Sciex, and Mr. Robert Breckon, Senior Vice President, Corporate Development, arranged a call with Dr. Joseph Keegan and Mr. Timothy Harkness, the Chief Financial Officer of Molecular Devices, to explore ways in which MDS Sciex, a division of MDS, and Molecular Devices might collaborate. In June 2005 Mr. Stephen DeFalco, President and Chief Executive Officer of MDS, called Dr. Joseph Keegan to discuss how the companies might collaborate. No further discussion occurred as a result of these calls. In early November 2006 Mr. Stephen DeFalco again called Dr. Joseph Keegan to discuss possible collaboration between the companies.

On November 10, 2006, representatives of Molecular Devices’ financial advisor, UBS Securities LLC (“UBS”), contacted MDS on behalf of Molecular Devices to discuss MDS’ interest in a potential strategic transaction with, or an acquisition of, Molecular Devices. On November 22, 2006, MDS executed a confidentiality agreement with Molecular Devices, the terms of which are summarized in Section 12 “Purpose of the Offer; the Merger Agreement; Plans for Molecular Devices.” MDS was informed of the procedures to follow in order to pursue a potential transaction involving Molecular Devices and invited to submit a written, preliminary, non-binding indication of value on or prior to December 8, 2006.

On November 30, 2006, MDS engaged Merrill Lynch & Co. (“Merrill Lynch”) as its financial advisor in connection with a potential acquisition of Molecular Devices.

Between November 16, 2006 and December 8, 2006, members of Molecular Devices’ management and representatives of the Molecular Devices’ financial advisor participated in calls and in-person meetings with representatives of MDS. During a meeting with MDS on November 29, 2006, members of Molecular Devices’ management made presentations regarding Molecular Devices, and MDS was provided the opportunity to ask questions regarding Molecular Devices’ business and operations.

On December 8, 2006, MDS delivered an initial indication of interest to Molecular Devices.

On December 14, 2006, MDS engaged KPMG International for advice in connection with a potential acquisition of Molecular Devices.

On December 15, 2006, MDS and its representatives were provided access to an electronic data room. MDS and its representatives conducted due diligence through this electronic data room and interactions with Molecular Devices and its representatives from December 15, 2006 through January 28, 2007.

From December 18 through December 21, 2006, representatives of MDS held meetings with members of Molecular Devices’ management to further discuss Molecular Devices’ business and operations. On December 20, 2006, representatives of MDS also conducted an on-site visit of Molecular Devices’ facilities.

On December 22, 2006, MDS received a letter on behalf of Molecular Devices inviting MDS to submit a best and final offer for the acquisition of Molecular Devices by a date to be provided in early January 2007. An initial draft of the Merger Agreement prepared by Cooley Godward Kronish LLP, outside legal counsel to Molecular Devices (“CGK”) was also distributed to MDS on December 22, 2006. In early January MDS was informed to submit a best and final offer on a prior to January 17, 2007.

From December 22, 2006 through January 16, 2007, representatives of MDS participated in numerous due diligence calls, site visits and in-person meetings with members of Molecular Devices’ management.

On January 17, 2007, MDS delivered a revised bid package to Molecular Devices, which contained a bid letter and a markup of the Merger Agreement.

Between January 17, 2007 and January 19, 2007, representatives of UBS discussed with MDS its offer. In the early morning of January 20, 2007, MDS delivered a bid letter. MDS proposed an offer price per share of $35.50. MDS indicated to Molecular Devices that, if selected, it would expect a limited exclusivity period and would move rapidly toward the execution of the definitive transaction document and announcement of a transaction.

On January 20, 2007, MDS signed an exclusivity agreement with Molecular Devices, which would expire on January 28, 2007. On January 21, 2007, CGK distributed a revised Merger Agreement to Ropes & Gray LLP (“Ropes & Gray”), MDS’ legal counsel. During the week of January 22, 2007, Ropes & Gray and CGK exchanged multiple drafts of the Merger Agreement and held a number of calls to negotiate the terms of the Merger Agreement. Members of the Molecular Devices’ management continued to respond to diligence requests and inquiries from MDS. On January 23, 2007 and January 24, 2007, representatives of Ropes & Gray, visited the Palo Alto offices of CGK to review additional documents Molecular Devices had made available to MDS.

On January 26, 2007, at a special meeting of the board of directors of MDS, the board of directors unanimously approved the Merger Agreement negotiated between the parties and the transactions contemplated thereby.

On January 27, 2007, MDS was informed that at a special meeting of the board of directors of Molecular Devices, the board of directors of Molecular Devices approved the Offer, the Merger and the Merger Agreement and recommended that Molecular Devices’ stockholders accept the Offer and tender their shares pursuant to the Offer.

Molecular Devices, MDS and the Purchaser executed the Merger Agreement on January 28, 2007.

On January 29, 2007, MDS and Molecular Devices issued a joint press release announcing the execution of the Merger Agreement.

On February 13, 2007, the Purchaser commenced the Offer.

12. Purpose of the Offer; the Merger Agreement; Plans for Molecular Devices

Purpose

The purpose of the Offer is to enable MDS, through the Purchaser, to acquire control of Molecular Devices and is the first step in the acquisition of all of the outstanding Shares. The purpose of the Merger is to acquire all outstanding Shares not tendered and purchased pursuant to the Offer or otherwise.

The Merger Agreement

The following summary of the Merger Agreement is qualified in its entirety by reference to the Merger Agreement itself, which is an exhibit to the Tender Offer Statement on Schedule TO that MDS and the Purchaser have filed with the SEC and which is hereby incorporated in this Offer to Purchase by reference. Copies of the Tender Offer Statement on Schedule TO together with all exhibits thereto, including the Merger Agreement, may be obtained and examined as set forth in Section 9 “Certain Information Concerning MDS and the Purchaser.” Stockholders should read the Merger Agreement in its entirety for a more complete description of the matters summarized below.

The Offer. The Merger Agreement provides that the Purchaser will commence the Offer as promptly as practicable following the date of the Merger Agreement and in no event later than 15 business days following the date of the Merger Agreement and that, upon the terms and subject to the satisfaction or waiver of the conditions of the Offer, the Purchaser will purchase all Shares validly tendered and not validly withdrawn pursuant to the Offer. The conditions of the Offer are set forth in Section 14 “Certain Conditions of the Offer” of this Offer to Purchase.

Option to Purchase Shares. Pursuant to the Merger Agreement, Molecular Devices has granted the Purchaser an option to purchase the number of Shares equal to the lesser of (a) the number of newly issued Shares that, when added to the number of Shares directly or indirectly owned by MDS or the Purchaser at the time of such exercise, constitutes one share more than 90% of the Shares taking into account the issuance of the Shares pursuant to the option and (b) the number of newly issued Shares that represents one Share less than 20% of the Shares outstanding on January 28, 2007 for a purchase price of $35.50 per Share. The purpose of this option is to facilitate a short-form merger following completion of the Offer.

The Merger. The Merger Agreement provides that, following the satisfaction or waiver of the conditions described below under “Conditions to the Merger,” the Purchaser will be merged with and into Molecular Devices, with Molecular Devices being the surviving corporation and becoming an indirect wholly-owned subsidiary of MDS. Each issued Share (other than Shares owned by MDS, the Purchaser, any other wholly owned subsidiary of MDS or Molecular Devices, or by stockholders, if any, who are entitled to and who properly exercise appraisal rights under Delaware law) will be converted into the right to receive the highest price per Share paid for Shares pursuant to the Offer in cash, without interest thereon.

Vote Required to Approve Merger. The DGCL requires, among other things, that Molecular Devices’ board of directors approve the Merger Agreement and, if the short-form merger procedure described below is not available, that the holders of a majority of Molecular Devices’ outstanding voting securities approve the Merger Agreement. The board of directors of Molecular Devices has already approved the Offer, the Merger and the Merger Agreement. If the short-form merger procedure is not available for the Merger, Molecular Devices’ stockholders will need to adopt the Merger Agreement. If stockholder adoption is required by the DGCL, Molecular Devices will (subject to applicable legal requirements and requirements of its certificate of incorporation and bylaws) take all action necessary to call and hold a meeting of its stockholders following the consummation of the Offer for the purpose of adopting the Merger Agreement. If the Minimum Condition in the Offer is satisfied and the Purchaser accepts for payment Shares tendered pursuant to the Offer, the Purchaser will have sufficient voting power to approve the Merger Agreement at a meeting of Molecular Devices stockholders without the affirmative vote of any other Molecular Devices stockholder.

“Short-Form” Merger Procedure. The DGCL also provides that, if a parent company owns at least 90% of the outstanding shares of each class of a subsidiary’s stock entitled to vote to adopt a merger agreement, the parent company may merge that subsidiary with the parent company pursuant to the “short-form” merger procedures without prior notice to, or the approval of, the other stockholders of the subsidiary. In order to consummate the Merger pursuant to these provisions of the DGCL, the Purchaser would have to own at least 90% of the outstanding Shares of Molecular Devices. If the Purchaser is able to consummate the Merger pursuant to these provisions of the DGCL, the closing of the Merger would take place as soon as practicable after the closing of the Offer, without any notice to or approval of the other stockholders of Molecular Devices.

Conditions to the Merger. The Merger Agreement provides that the obligations of each party to effect the Merger are subject to the satisfaction or waiver of certain conditions, including the following:

•

Molecular Devices’ stockholders shall have adopted the Merger Agreement by an affirmative vote of the holders of a majority of the outstanding Shares (the “Molecular Devices Stockholder Approval”), if required;

•

no injunction shall have been issued by a court of competent jurisdiction and shall be continuing that prohibits the consummation of the Merger and no law shall have been enacted since January 28, 2007 and shall remain in effect that prohibits the consummation of the Merger; provided, however, that prior to invoking this provision, each party shall use its commercially reasonable efforts to have any such injunction lifted; and

•	the Purchaser shall have purchased, or caused to be purchased, all Shares properly tendered pursuant to the Offer.

Termination of the Merger Agreement. The Merger Agreement may be terminated and the Merger may be abandoned, whether before or after adoption of the Merger Agreement by the stockholders of Molecular Devices:

(a)	by mutual consent of Molecular Devices and MDS at any time prior to the first time the Purchaser accepts for payment any Shares tendered pursuant to the Offer (the “Acceptance Time”);

(b)	by MDS or Molecular Devices at any time after June 30, 2007 and prior to the Acceptance Time if the Acceptance Time shall not have occurred on or before June 30, 2007;

(c)	by MDS or Molecular Devices at any time prior to the Acceptance Time if there shall be any law enacted after the date of the Merger Agreement and remaining in effect that makes the acceptance for payment of Shares tendered pursuant to the Offer illegal or that prohibits the Merger (except that if such law relates to an Antitrust Approval (as defined in Section 14 of this Offer to Purchase), such law must be of a Significant Jurisdiction (as defined in Section 14 of this Offer to Purchase) in order for any party to terminate the Merger Agreement), or any court of competent jurisdiction shall have issued a permanent injunction prohibiting the acceptance for payment of Shares tendered pursuant to the Offer or prohibiting the Merger and such injunction shall have become final and non-appealable;

(d)	by MDS or Molecular Devices if the Offer expires as a result of the non-satisfaction of any condition to the Offer as described in Section 14 of this Offer to Purchase or is terminated or withdrawn prior to the Acceptance Time, without the Purchaser having accepted for payment any Shares tendered pursuant to the Offer;

(e)	by MDS at any time prior to the Acceptance Time if: (i) Molecular Devices’ board of directors shall have withdrawn, modified, amended or qualified, in a manner adverse to MDS, its recommendation that the stockholders of Molecular Devices accept the Offer and tender their Shares pursuant to the Offer; or (ii) Molecular Devices shall have accepted or Molecular Devices’ board of directors shall have recommended any Alternative Acquisition Proposal (as defined below);

(f)	by Molecular Devices at any time prior to the Acceptance Time if: (i) Molecular Devices shall have accepted any Superior Proposal (as defined below), (ii) Molecular Devices has complied in a material respects with its obligations described below under “Alternative Acquisition Proposals” in connection with such Superior Proposal, (iii) Molecular Devices has notified MDS in writing at least three business days prior to accepting a Superior Proposal, of its intention to terminate the Merger Agreement and to enter into a binding written agreement concerning such Superior Proposal and has negotiated with MDS during such three business day period to enable MDS to make a Revised Offer (as defined below), (iv) MDS has not made, within three business days of receiving such notice, a binding unconditional written offer to amend the terms of the Merger Agreement (a “Revised Offer”) with terms Molecular Devices’ board of directors determines, in good faith after consultation with Molecular Devices’ legal counsel and financial advisor, are as or more favorable to the holders of Shares from a financial point of view as or than such Superior Proposal, taking into account all of the terms and conditions of the Revised Offer and of the Superior Proposal and the likelihood of each being consummated on the terms so proposed and (v) Molecular Devices shall have paid MDS and the Purchaser the Termination Fee (as defined below under “Fees and Expenses; Termination Fee”);

(g)	by MDS at any time prior to the Acceptance Time if: (i) there shall be an uncured inaccuracy in any representation or warranty of Molecular Devices contained in Section 3 of the Merger Agreement such that the conditions to the Offer as described in Section 14 of this Offer to Purchase would not be satisfied; (ii) MDS shall have delivered to Molecular Devices written notice of such uncured inaccuracy; and (iii) at least 45 days shall have elapsed since the date of delivery of such written notice to Molecular Devices and such uncured inaccuracy shall not have been cured in all material respects;

(h)	by Molecular Devices at any time prior to the Acceptance Time if: (i) there shall be an uncured inaccuracy in any representation or warranty of MDS or the Purchaser contained in Section 4 of the Merger Agreement and such uncured inaccuracy would have a material adverse effect on the ability of MDS or the Purchaser to consummate the Merger or the Offer; (ii) Molecular Devices shall have delivered to MDS written notice of such uncured inaccuracy; and (iii) at least 45 days shall have elapsed since the date of delivery of such written notice to MDS and such uncured inaccuracy shall not have been cured in all material respects;

(i)	by MDS at any time prior to the Acceptance Time if: (i) any material covenant of Molecular Devices contained in the Merger Agreement shall have been breached such that the conditions to the Offer as described in Section 14 of this Offer to Purchase would not be satisfied; (ii) MDS shall have delivered to Molecular Devices written notice of the breach of such covenant; and (iii) at least 45 days shall have elapsed since the date of delivery of such written notice to Molecular Devices and such breach shall not have been cured in all material respects; or

(j)	by Molecular Devices if: (i) any material covenant of MDS or the Purchaser contained in the Merger Agreement shall have been breached and such breach would have a material adverse effect on the ability of MDS or the Purchaser to consummate the Merger or the Offer; (ii) Molecular Devices shall have delivered to MDS written notice of the breach of such covenant; and (iii) at least 45 days shall have elapsed since the date of delivery of such written notice to MDS and such breach shall not have been cured in all material respects.

In the event that the Merger Agreement is terminated for any reason set forth above, the Merger Agreement shall be of no further force or effect, except for certain enumerated exceptions (including the termination fee described below under “Fees and Expenses; Termination Fee”); provided that such termination shall not relieve any party from any liability for any breach of any covenant contained in the Merger Agreement. No termination of the Merger Agreement shall affect the obligations of MDS and Molecular Devices described below under “Confidentiality Agreement.”

Alternative Acquisition Proposals. The Merger Agreement requires Molecular Devices to immediately cease and cause to be terminated all existing negotiations with any third party relating to any Alternative Acquisition Proposal.

In addition, the Merger Agreement provides that, except in the circumstances described in the next paragraph, Molecular Devices and its subsidiaries shall not, and Molecular Devices will use its reasonable efforts to cause its directors, executive officers, agents and representatives not to, solicit or knowingly encourage the submission of any proposal by a third party for an Alternative Acquisition Proposal, or engage in any negotiations with a third party concerning, or provide any confidential information regarding Molecular Devices to any third party in response to, an Alternative Acquisition Proposal made by such third party.

The Merger Agreement provides that Molecular Devices and its subsidiaries and their respective directors, executive officers, agents and representatives may engage in such negotiations with a third party in response to an Alternative Acquisition Proposal and provide any such information to such third party if: (i) Molecular Devices’ board of directors has determined in good faith that such Alternative Acquisition Proposal is a bona fide Alternative Acquisition Proposal that has been made in writing and constitutes or could reasonably be expected to lead to a Superior Proposal, (ii) Molecular Devices’ board of directors determines in good faith (after consultation with counsel) that failure to do so would create a material risk of a breach by the board of directors of its fiduciary duties to Molecular Devices’ stockholders, (iii) at least one business day prior to engaging in any negotiations with a third party concerning, or providing any confidential information regarding Molecular Devices to a third party in response to, an Alternative Acquisition Proposal, Molecular Devices shall give written notice to MDS of the identity of such third party, a copy of such written Alternative Acquisition Proposal and notice of Molecular Devices’ intention to engage in negotiations with, or furnish confidential information to, such third party, (iv) prior to providing any confidential information regarding Molecular Devices to a third party in response to an Alternative Acquisition Proposal, Molecular Devices receives from such third party an executed confidentiality agreement containing limitations on the use and disclosure of confidential information furnished to such third party by Molecular Devices that are no less favorable to Molecular Devices than the provisions of the Confidentiality Agreement between Molecular Devices and MDS and (v) prior to providing any such confidential information to such third party, Molecular Devices furnishes such confidential information to MDS to the extent such confidential information has not been previously furnished. Molecular Devices is required to promptly provide MDS with written notice of any material addition or amendment to any Alternative Acquisition Proposal and a written copy of such addition or amendment.

Molecular Devices’ board of directors may withdraw, modify, amend or qualify its recommendation if it determines in good faith (after consultation with counsel) that failure to do so would create a material risk of a breach by Molecular Devices’ board of directors of its fiduciary duties to the company’s stockholders. Any withdrawal, modification or change of the recommendation of Molecular Devices’ board of directors, or recommendation or proposed recommendation of any Superior Proposal shall not change the approval of Molecular Devices’ board of directors for purposes of causing any state takeover statute or other state law to be inapplicable to the Offer and the Merger. If Molecular Devices has complied with its obligations described above in all material respects in connection with a Superior Proposal, Molecular Devices or Molecular Devices’ board of directors may accept such Superior Proposal and may enter into a definitive agreement relating to such Superior Proposal.

“Alternative Acquisition Proposal” means any proposal, other than the Offer or the Merger, by a third party for:

•	a merger or consolidation involving Molecular Devices and such third party; or

•

any purchase by such third party (by means of a tender offer or otherwise) of more than 20% of the outstanding stock of Molecular Devices or 20% of the consolidated assets of Molecular Devices and its subsidiaries taken as a whole.

“Superior Proposal” means any bona fide, written Alternative Acquisition Proposal made by a third party without resulting from a breach of its obligations described above under “Alternative Acquisition Proposals” by Molecular Devices, which, if consummated, would result in a third party owning, directly or indirectly, all or substantially all of the outstanding Shares or all or substantially all the consolidated assets of Molecular Devices and its subsidiaries, and which Alternative Acquisition Proposal Molecular Devices’ board of directors determines in good faith, after consultation with its legal counsel and financial advisor and taking into account all of the terms and conditions of such Alternative Acquisition Proposal, including any break-up fees, expense reimbursement provisions and conditions to consummation, (i) is more favorable to the stockholders of Molecular Devices from a financial point of view than the transactions contemplated by the Merger Agreement and the Offer (including any changes to the terms of the Merger Agreement or the Offer proposed by MDS prior to the time of such determination in response to such Alternative Acquisition Proposal or otherwise), (ii) is not subject to any financing condition (and if financing is required, such financing is then fully committed to the third party) and (iii) is reasonably capable of being completed on the terms proposed without unreasonable delay, taking into account all financial, legal, regulatory and other aspects of such Alternative Acquisition Proposal.

Fees and Expenses; Termination Fee. The Merger Agreement provides that, except as described below, all expenses incident to preparing for, entering into and carrying out the Merger Agreement and the transactions contemplated thereby (including all attorneys’ and accountants fees and expenses) shall be paid by the party incurring such expenses whether or not Shares are purchased pursuant to the Offer and whether or not the Merger is consummated; provided, that MDS and Molecular Devices shall share equally all fees and expenses incurred for the final printing and mailing of the offer documents, Schedule 14D-9 and proxy statement (including any preliminary materials related thereto) and any amendments or supplements thereto, as well as the filing fee of any documents required under the HSR Act or any comparable provisions under any applicable pre-merger notification laws or regulations of foreign jurisdictions.

The Merger Agreement provides that Molecular Devices will pay MDS a termination fee of $23,000,000 (the “Termination Fee”) if:

•	the Merger Agreement is validly terminated by MDS or Molecular Devices pursuant to the provisions described in clause (b) or (d) under “Termination of the Merger Agreement”;

•

neither MDS nor the Purchaser shall have materially breached any of their representations, warranties or covenants under the Merger Agreement in a manner that would have a material adverse effect on MDS’ or the Purchaser’s ability to consummate the Merger or Offer;

•

at or prior to the time of the termination of the Merger Agreement a third party shall have publicly disclosed an Alternative Acquisition Proposal (and such Alternative Acquisition Proposal shall not have been withdrawn prior to the time of the termination of the Merger Agreement);

•

in the case of a termination by MDS only, immediately prior to the termination of the Merger Agreement, the number of Shares tendered (and not validly withdrawn) pursuant to the Offer shall not have satisfied the Minimum Condition; and

•

within one year after the date of termination of the Merger Agreement, a third party consummates an acquisition (by means of a merger, consolidation, tender offer or otherwise) of more than 50% of the outstanding stock or the assets of Molecular Devices.

The Termination Fee described above is payable within five business days after such acquisition is consummated.

In addition, the Merger Agreement provides that Molecular Devices will pay the Termination Fee, within five business days after the termination of the Merger Agreement, if MDS terminates the Merger Agreement pursuant to either of the provisions described in clause (e) under “Termination of the Merger Agreement” and neither MDS nor the Purchaser has materially breached any of their representations, warranties or covenants under the Merger Agreement in a manner that would have a material adverse effect on MDS’ or the Purchaser’s ability to consummate the Merger or Offer. In addition, if Molecular Devices intends to terminate the Merger Agreement pursuant to the provisions described in clause (e) under “Termination of the Merger Agreement” and neither MDS nor the Purchaser has materially breached any of their representations, warranties or covenants under the Merger Agreement in a manner that would have a material adverse effect on MDS’ or the Purchaser’s ability to consummate the Merger or Offer, it must pay MDS the Termination Fee prior to, and as a condition to, such termination.

Molecular Devices shall cause to be paid to MDS, in cash, within 30 days after the receipt by Molecular Devices of a written request from MDS with supporting documents, an amount equal to all reasonable and documented out-of-pocket fees and expenses incurred by MDS in connection with the preparation and negotiation of the Merger Agreement, due diligence efforts by MDS or otherwise in connection with the Offer and the Merger; provided that such amount shall not exceed $3,500,000 (and no amount shall be payable pursuant to the foregoing if a Termination Fee has been paid), if:

•	the Merger Agreement is validly terminated by MDS or Molecular Devices pursuant to clause (b) or (d) under “Termination of the Merger Agreement;”

•

the failure of MDS or the Purchaser (or any affiliate of MDS or the Purchaser) to fulfill any obligation under the Merger Agreement did not cause the failure of the Acceptance Time to have occurred on or before June 30, 2007;

•

the non-satisfaction of any condition to the Offer as described in Section 14 of this Offer to Purchase or the termination or withdrawal of the Offer is not attributable to the failure of MDS or the Purchaser (or any affiliate of MDS or the Purchaser) to fulfill obligations under the Merger Agreement;

•

neither MDS nor the Purchaser materially breached any of its representations, warranties or covenants under the Merger Agreement in a manner that would have a material adverse effect on MDS’ or the Purchaser’s ability to consummate the Merger or the Offer; and

•	the Minimum Condition was not satisfied on or prior to such termination.

Conduct of Business. The Merger Agreement provides that during the period from the date of the Merger Agreement and continuing until the earlier of the termination of the Merger Agreement or the Acceptance Time, Molecular Devices and each of its subsidiaries shall, except as otherwise consented in writing by MDS, as set forth in the disclosure schedules to the Merger Agreement, as required by the Merger Agreement, as may be necessary or appropriate for the purpose of consummating and effecting the transactions contemplated by the Merger Agreement or as may be required to comply with any legal requirements or agreements to which Molecular Devices and its subsidiaries is a party as of the date of the Merger Agreement, conduct their businesses in the ordinary course consistent with past practice and in a manner that does not materially depart from the manner in which such businesses were conducted prior to the date of the Merger Agreement.

Without limiting the generality of the foregoing, without the prior written consent of MDS, during the period from the date of the Merger Agreement and continuing until the earlier of the termination of the Merger Agreement pursuant to its terms or the Acceptance Time, the Merger Agreement provides that Molecular Devices shall not do any of the following and shall not permit its subsidiaries to do any of the following:

•	amend the certificate of incorporation or bylaws (or similar organizational documents) of Molecular Devices or its subsidiaries;

•	split, combine or reclassify any shares of Molecular Devices’ capital stock;

•	declare, set aside or pay any dividend or make any other distribution (whether payable in cash, stock or property) with respect to any shares of Molecular Devices’ capital stock;

•	form any subsidiary or enter into any joint venture or partnership;

•

issue any additional shares of, or securities convertible or exchangeable for, or options or rights to acquire, any shares of its capital stock, other than Shares issuable upon exercise of options outstanding on, or granted after, the date of the Merger Agreement;

•

transfer, lease or license to any third party, or materially encumber, any material assets of Molecular Devices or any of its subsidiaries other than in the ordinary course of business or as security for any borrowings permitted under the Merger Agreement;

•

repurchase, redeem or otherwise acquire any shares of the capital stock of Molecular Devices, except shares repurchased from employees or former employees of Molecular Devices or any of its subsidiaries pursuant to the exercise of repurchase rights;

•

incur any indebtedness for borrowed money or guarantee any such indebtedness, except for: (i) short-term borrowings incurred in the ordinary course of business and (ii) borrowings pursuant to existing credit facilities;

•

adopt or enter into any material employee benefit plan, program or arrangement, any deferred compensation plan, agreement or arrangement, any employment agreement with any officer of Molecular Devices or its subsidiaries, any employment agreement with an employee providing for the payment of $150,000 or more in annual base salary in fiscal year 2006 and such employee’s employment is not terminable at-will, any severance, separation pay, retention, incentive, change of control and termination agreement or arrangement, or materially amend (including to provide for additional acceleration of vesting or additional rights under) any of the foregoing, or otherwise increase the compensation or (except in connection with an increase of a particular benefit for all employees eligible under such benefit arrangement as permitted under the Merger Agreement) the fringe benefits of any director, officer or employee of Molecular Devices or any of its subsidiaries; provided, however, that the foregoing shall not prohibit Molecular Devices and its subsidiaries from (A) entering into at-will employment agreements with new employees below the level of executive officers or (B) making such increases in compensation and fringe benefits to employees below the level of executive officers, either in the ordinary course of business or that, in the aggregate, do not result in a material increase in the aggregate compensation expenses of Molecular Devices and its subsidiaries, taken as a whole;

•

materially amend or terminate certain material contracts or waive, release or assign any material rights or claims under any material contract (except in the ordinary course of business or where the failure to amend or terminate a material contract would, in the reasonable judgment of Molecular Devices board of directors, have an adverse impact on Molecular Devices);

•	change any of its methods of accounting or accounting practices in any material respect other than changes required under the United States generally accepted accounting principles;

•	make or change any material tax election or settle any material tax claim, except in each case in the ordinary course of business;

•

make any capital expenditure that is not contemplated by the capital expenditure budget set forth in the disclosure schedule to the Merger Agreement (a “Non-Budgeted Capital Expenditure”), except that Molecular Devices or any subsidiary of Molecular Devices may make any Non-Budgeted Capital Expenditure that does not individually exceed $100,000 if, when added to all other Non-Budgeted Capital Expenditures made by Molecular Devices and its subsidiaries since the date of the Merger Agreement, such capital expenditures would not exceed $500,000 in the aggregate;

•

acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets, securities, properties, interests or businesses, other than in the ordinary course of business of Molecular Devices and its subsidiaries in a manner that is consistent with past practice;

•

settle (i) any material litigation, investigation, arbitration, proceeding or other claim involving or against Molecular Devices or any of its subsidiaries, except for settlements that would not be material to Molecular Devices and its subsidiaries, taken as a whole, (ii) any stockholder litigation or dispute against Molecular Devices or any of its officers or directors or (iii) any legal proceeding or dispute that relates to the transactions contemplated by the Merger Agreement;

•

fail to take any commercially reasonable action, pay any fee or make any filing necessary to maintain any registered intellectual property rights of Molecular Devices or any subsidiary of Molecular Devices;

•

(i) amend or terminate the Rights Agreement between Molecular Devices and Computershare Trust Company, N.A., dated as of October 25, 2001 (the “Rights Agreement”) or (ii) amend, terminate, waive, release or assign any material rights or claims under any standstill or similar agreement, except to the extent Molecular Devices’ board of directors determines in good faith (after consultation with counsel) that the failure to do so would create a material risk of a breach by Molecular Devices’ board of directors of its fiduciary duties to Molecular Devices’ stockholders; or

•	enter into an agreement to take any of the actions described in clauses.

Board of Directors. The Merger Agreement provides that, if requested by MDS, following the Acceptance Time, Molecular Devices will, subject to compliance with Section 14(f) of the Exchange Act, Rule 14f-1 thereunder and any other applicable legal requirement, use reasonable efforts to take all actions necessary to cause persons designated by MDS to become directors of Molecular Devices so that the total number of such persons equals that number of directors, rounded up to the next whole number, determined by multiplying: (i) the total number of directors on Molecular Devices’ board of directors; by (ii) the percentage that the number of Shares purchased by the Purchaser pursuant to the Offer bears to the total number of Shares outstanding at the Acceptance Time. In no event shall MDS be entitled to designate any directors to serve on Molecular Devices’ board of directors unless it is the beneficial owner of Shares entitling it to exercise at least a majority of the voting power of the outstanding Shares. Molecular Devices will use its reasonable efforts to secure the resignation of directors or to increase the size of Molecular Devices’ board of directors (or both) to the extent necessary to permit MDS’ designees to be elected to Molecular Devices’ board of directors in accordance with the foregoing; provided, however, that prior to the Merger, Molecular Devices’ board of directors shall always have at least two Continuing Directors. “Continuing Director” means any member of the board of directors, while such person is a member of the board of directors of Molecular Devices, who is not an affiliate, representative or designee of MDS or the Purchaser and was a member of the board of directors of Molecular Devices prior to the date of the Merger Agreement, and any successor of a Continuing Director while such successor is a member of Molecular Devices’ board of directors, who is not an affiliate, representative or designee of MDS or the Purchaser and was recommended or elected to succeed such Continuing Director by a majority of Continuing Directors.

Stock Options. The Merger Agreement provides that the vesting of each option to purchase Shares outstanding immediately prior to the effective time of the Merger shall be accelerated in full immediately prior to the effective time of the Merger. Each such option, if not exercised immediately prior to the effective time of the Merger, shall be canceled as of the effective time of the Merger and shall thereafter represent the right to receive, at the effective time of the Merger in consideration for such cancellation, an amount in cash equal to the product of: (i) the number of Shares subject to such option immediately prior to the effective time of the Merger; multiplied by (ii) the amount by which the price per Share exceeds the exercise price per Share subject to such option immediately prior to the effective time of the Merger.

Employee Benefits. The Merger Agreement provides that all employees of Molecular Devices and its subsidiaries who continue employment with MDS, the surviving corporation or any subsidiary of the surviving corporation after the effective time of the Merger (“Continuing Employees”) shall be eligible to participate in the employee benefit plans of MDS (including equity plans, profit sharing plans, severance plans and health and welfare benefit plans) available from time to time to substantially the same extent as similarly situated employees of MDS. Each employee will receive full credit (for all purposes, including eligibility to participate, vesting, benefit accrual, vacation entitlement and severance benefits) for service with Molecular Devices or its subsidiaries (or predecessor employers to the extent Molecular Devices provides such past service credit) under the comparable employee benefit plans, programs and policies of MDS or the surviving corporation, as applicable, in which such employees became participants. In addition, MDS shall, or shall cause the surviving corporation to, credit to Continuing Employees the amount of unpaid vacation time that such employees had accrued (but not previously used) under any applicable benefit plan as of the effective time of the Merger. With respect to each health or other welfare benefit plan maintained by MDS or the surviving corporation for the benefit of Continuing Employees, MDS shall (i) cause to be waived any eligibility waiting periods, any evidence of insurability requirements and the application of any pre-existing condition limitations under such plan and (ii) cause each Continuing Employee to be given credit under such plan for all amounts paid by such Continuing Employee under any similar company plan for the plan year that includes the effective time of the Merger for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the plans maintained by MDS or the surviving corporation, as applicable, for the plan year in which the effective time of the Merger occurs. MDS shall cause the surviving corporation to assume and honor in accordance with their terms all deferred compensation plans, agreements and arrangements, severance and separation pay plans, agreements and arrangements, and all written employment, severance, retention, incentive, change in control and termination agreements (including any change in control provisions therein) applicable to employees of Molecular Devices and its subsidiaries.

Indemnification and Insurance. MDS has agreed in the Merger Agreement that at all times after the Acceptance Time, it shall cause the surviving corporation and its subsidiaries to fulfill and honor in all respects the obligations of Molecular Devices and its subsidiaries pursuant to indemnification agreements in effect with any director or officer, or former director or officer, of Molecular Devices (collectively the “Indemnified Parties”) or any indemnification or exculpation provision set forth in certificate of incorporation, bylaws or other charter or organizational documents of Molecular Devices or any of its subsidiaries as in effect on the date of the Merger Agreement. The certificate of incorporation and bylaws of the surviving corporation shall contain the provisions with respect to indemnification and exculpation from liability set forth in Molecular Devices’ certificate of incorporation and bylaws on the date of the Merger Agreement, and, from and after the Acceptance Time, such provisions shall not be amended, repealed or otherwise modified in any manner that could adversely affect the rights thereunder of any Indemnified Party. During the period commencing at the Acceptance Time and ending on the sixth anniversary of the effective time of the Merger, MDS shall indemnify and hold harmless each Indemnified Party against and from any costs, fees and expenses (including reasonable attorneys’ fees and investigation expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, legal proceeding, arbitration, investigation or inquiry, whether civil, criminal, administrative or investigative, to the extent such claim, legal proceeding, arbitration, investigation or inquiry arises directly or indirectly out of or pertains directly or indirectly to: (i) any action or omission or alleged action or omission in such Indemnified Party’s capacity as a director, officer, employee or agent of Molecular Devices or any of its subsidiaries or other affiliates as of and prior to the effective time of the Merger; or (ii) any of the transactions contemplated by the Merger Agreement. At the effective time of the Merger, MDS shall cause to be obtained prepaid directors’ and officers’ liability insurance policies for the benefit of the Indemnified Parties at the current coverage level and scope of liability insurance coverage as set forth in Molecular Devices’ current directors’ and officers’ liability insurance policy in effect as of the date of the Merger Agreement. Such prepaid insurance policies shall provide coverage through the sixth anniversary of the effective time of the Merger.

Regulatory Filings; Commercially Reasonable Efforts. The Merger Agreement provides that each of MDS, the Purchaser and Molecular Devices shall promptly make and effect all registrations, filings and submissions required to be made or effected by it pursuant to the HSR Act, the Exchange Act and other applicable legal requirements with respect to the Offer and the Merger and use their commercially reasonable efforts to cause to be taken, on a timely basis, all other actions necessary or appropriate for the purpose of consummating and effectuating the transactions contemplated by the Merger Agreement. Nothing in the Merger Agreement will require MDS, any of its subsidiaries, the Purchaser or the surviving corporation to sell, hold separate, license or otherwise dispose of any assets, alter any of its business practices or conduct its business in a certain manner, enter into or agree to enter into a voting trust arrangement, proxy arrangement, “hold separate” agreement or arrangement or similar agreement or arrangement with respect to any assets or operations, whether as a condition to obtaining any approval from a governmental entity or any other person or for any other reason.

In addition, the Merger Agreement provides that each of MDS, the Purchaser, and Molecular Devices shall give the other parties prompt notice of the making or commencement of any request, inquiry, investigation, action or legal proceeding by or before any governmental entity with respect to the Offer, the Merger or any of the other transactions contemplated by the Merger Agreement; keep the other parties informed as to status of any such request, inquiry, investigation, action or legal proceeding; and promptly inform the other parties of any communication to or from the Federal Trade Commission, the Department of Justice or any other governmental entity regarding the Offer or the Merger. Each of MDS, the Purchaser and Molecular Devices will consult and cooperate with the other parties and will consider in good faith the views of the other parties in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with any such request, inquiry, investigation, action or legal proceeding. In addition, except as may be prohibited by any governmental entity or by any legal requirement, in connection with any such request, inquiry, investigation, action or legal proceeding, each of MDS, the Purchaser and Molecular Devices will permit authorized representatives of the other parties to be present at each meeting or conference relating to such request, inquiry, investigation, action or legal proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any governmental entity in connection with such request, inquiry, investigation, action or legal proceeding.

MDS and the Purchaser agree to use their commercially reasonable efforts to cause all of the conditions to the Offer described in Section 14 of this Offer to Purchase to be satisfied on a timely basis (to the extent within their control) and subject to the Purchaser’s right to extend the Offer and the satisfaction or waiver of the conditions to the Offer, to cause the Purchaser to purchase the Shares pursuant to the Offer on the earliest possible date.

Representations and Warranties. The Merger Agreement contains various representations and warranties made by Molecular Devices to MDS and the Purchaser, including representations relating to due organization, good standing and corporate power; capitalization; SEC filings; financial statements; absence of certain changes; intellectual property rights; title to assets and real property; contracts; compliance with legal requirements; legal proceedings and orders; governmental authorizations; tax matters; employee benefit plans; labor matters; environmental matters; insurance; transactions with affiliates; corporate authorizations; non-contravention and consents; board approvals; state takeover statutes; actions taken under Molecular Devices’ Rights Agreement; opinion of financial advisor; brokers; Schedule 14D-9 and customers, distributors and vendors. These representations and warranties were made to and solely for the benefit of MDS and the Purchaser as of specific dates. The assertions embodied in such representations and warranties are qualified by information contained in the confidential disclosure schedule that Molecular Devices delivered in connection with signing the Merger Agreement. Accordingly, such representations and warranties may not be relied on as characterizations of the actual state of facts or circumstances, since they were only made as of the date of the Merger Agreement and are modified in important part by the underlying disclosure schedule. Moreover, information concerning the subject matter of such representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in Molecular Devices’ public disclosures.

Certain representations and warranties in the Merger Agreement provide exceptions for items that are not reasonably likely to have a “Material Adverse Effect.” For purposes of the Merger Agreement and the Offer, a “Material Adverse Effect” means any event, change, circumstance or state of facts (each, an “Effect”) that, individually or in the aggregate when taken together with all other Effects, has had or would reasonably be expected to have a material adverse effect on the business, operations, results of operations or financial condition of Molecular Devices and its subsidiaries, taken as a whole; provided, however, that none of the following shall be taken into account in determining whether a Material Adverse Effect exists: (A) any adverse Effect that results from general economic, financial or market conditions to the extent that such Effect does not have a materially disproportionate impact on Molecular Devices and its subsidiaries, taken as a whole; (B) any adverse Effect relating to any of the industries or industry sectors in which Molecular Devices or any of its subsidiaries operates to the extent that such Effect does not have a materially disproportionate impact Molecular Devices and its subsidiaries, taken as a whole; (C) any adverse Effect arising from or otherwise relating to fluctuations in the value of any currency; (D) any adverse Effect arising from or otherwise relating to any act of terrorism, war, national or international calamity or any other similar event to the extent that such Effect does not have a disproportionate impact on Molecular Devices and its subsidiaries, taken as a whole; (E) any adverse Effect (including any loss of employees, any cancellation of or delay in customer orders or any litigation) arising from or otherwise relating to the announcement or pendency of the Merger Agreement, the Offer or the Merger; (F) the failure of Molecular Devices to meet internal or analysts’ expectations or projections, in and of itself (it being understood that the facts or occurrences giving rise or contributing to such failure may be taken into account in determining whether a Material Adverse Effect exists); (G) any adverse Effect arising from or otherwise relating to any action taken by Molecular Devices or any of its subsidiaries with MDS’ consent or required by the Merger Agreement; (H) any adverse Effect arising from or otherwise relating to any action taken by Molecular Devices that is necessary or appropriate for the purpose of consummating and effectuating the transactions contemplated by the Merger Agreement; (I) a decline in Molecular Devices’ stock price, in and of itself (it being understood that the facts or occurrences giving rise or contributing to such decline may be taken into account in determining whether a Material Adverse Effect exists); or (J) solely for the purposes of determining whether the conditions to the Offer as described in Section 14 of this Offer to Purchase have been satisfied, any adverse Effect that is reasonably foreseeable from some of the Effects disclosed in certain parts of the disclosure schedule to the Merger Agreement.

Amendments and Modifications. The Merger Agreement may be amended with the approval of MDS, the Purchaser and Molecular Devices at any time prior to the effective time of the Merger; provided, however, that after any adoption of the Merger Agreement by Molecular Devices’ stockholders, no amendment shall be made which by law requires further approval of the stockholders of Molecular Devices without the further approval of such stockholders.

Confidentiality Agreement

MDS and Molecular Devices entered into a Confidentiality Agreement on November 22, 2006. Pursuant to the Confidentiality Agreement, MDS agreed to keep confidential certain information provided by Molecular Devices or its representatives. The Merger Agreement provides that the Confidentiality Agreement remains in effect and that certain information exchanged pursuant to the Merger Agreement will be subject to the Confidentiality Agreement.

Exclusivity Agreement

MDS and Molecular Devices entered into an Exclusivity Agreement on January 20, 2007. Pursuant to the Exclusivity Agreement, Molecular Devices agreed, during the period of time between January 20, 2007 and January 28, 2007, not to, and to instruct its representatives not to: (i) solicit, or knowingly encourage or knowingly facilitate, the initiation or submission of, any expression of interest, inquiry, proposal or offer from any person or entity (other than MDS and its representatives) relating to a possible acquisition involving Molecular Devices; or (ii) participate in any discussions or negotiations to enter into any agreement with, or provide any nonpublic information to, any person or entity (other than MDS and its representatives) relating to or in connection with a possible acquisition involving Molecular Devices. Molecular Devices also agreed to, and to cause each of its representatives to, immediately discontinue any ongoing discussions or negotiations (other than any ongoing discussions with MDS and its representatives) relating to a possible acquisition transaction involving Molecular Devices.

Plans for Molecular Devices

After the purchase of Shares by the Purchaser pursuant to the Offer, MDS may appoint its representatives to Molecular Devices’ board of directors in proportion to its ownership of the outstanding Shares, as described above under “Board of Directors.” Following completion of the Offer and the Merger, MDS intends to operate Molecular Devices as an indirect subsidiary of MDS under the direction of MDS’ management. MDS plans to create a new business unit that will combine the Molecular Devices’ and MDS’ Sciex businesses. MDS’ principal reason for acquiring Molecular Devices is the strategic fit of Molecular Devices’ operations with MDS’ operations.

The Purchaser intends to continue to review Molecular Devices’ business, operations, capitalization and management. Accordingly, the Purchaser reserves the right to change its plans and intentions at any time, as it deems appropriate.

Extraordinary Corporate Transactions

Except as indicated in this Offer to Purchase, the Purchaser has no present plans or proposals which relate to or would result in (1) an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving Molecular Devices or any of its subsidiaries, (2) any purchase, sale or transfer of a material amount of assets of Molecular Devices or any of its subsidiaries, (3) any material change in the present dividend policy, or indebtedness or capitalization of Molecular Devices, (4) any change to Molecular Devices’ present management, (5) any other material changes in Molecular Devices’ corporate structure or business, (6) any class of equity securities of Molecular Devices being delisted from a national securities exchange or ceasing to be authorized to be quoted in an automated quotations system operated by a national securities association or (7) any class of equity securities of Molecular Devices becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act.

The Purchaser intends to continue to review Molecular Devices’ business, operations, capitalization and management. Accordingly, the Purchaser reserves the right to change its plans and intentions at any time, as it deems appropriate.

Appraisal Rights

The holders of the Shares do not have appraisal rights as a result of the Offer. However, if the Merger is consummated, holders of the Shares (that did not tender their Shares in the Offer) at the Effective Time will have certain rights pursuant to the provisions of Section 262 of the DGCL (the “Appraisal Provisions”) to dissent and demand appraisal of their Shares. Under the Appraisal Provisions, dissenting stockholders who comply with the applicable statutory procedures will be entitled to demand payment of fair value for their Shares. If a stockholder and the surviving corporation in the Merger do not agree on such fair value, the stockholder will have the right to a judicial determination of fair value of such stockholder’s Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) and to receive payment of such fair value in cash, together with any interest as determined by the court. Any such judicial determination of the fair value of Shares could be based upon factors other than, or in addition to, the price per Share to be paid in the Merger or the market value of the Shares. The value so determined could be more or less than the price per Share to be paid in the Merger.

The foregoing summary of the Appraisal Provisions does not purport to be complete and is qualified in its entirety by reference to the Appraisal Provisions. A complete text of Section 262 of the DGCL is set forth as Annex II hereto. Failure to follow the steps required by the Appraisal Provisions for perfecting appraisal rights may result in the loss of such rights.

Going-Private Transactions

Rule 13e-3 under the Exchange Act is applicable to certain “going private” transactions. MDS and the Purchaser do not believe that Rule 13e-3 will be applicable to the Merger because it is anticipated that the Merger will be consummated within one year after the completion of the Offer and in the Merger, stockholders will receive the same price per Share as paid in the Offer. If applicable, Rule 13e-3 requires, among other things, that certain financial information concerning the fairness of the Merger and the consideration offered to minority stockholders in the Merger be filed with the SEC and disclosed to stockholders prior to the consummation of the Merger.

13. Dividends and Distributions

As discussed in Section 12, the Merger Agreement provides that from the date of the Merger Agreement, until the earliest to occur of the termination of the Merger Agreement or the Acceptance Time, without the prior written consent of MDS, Molecular Devices may not declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock.

14. Certain Conditions of the Offer

The Merger Agreement provides that the Purchaser shall not be required to accept for payment and, subject to the rules and regulations of the SEC, shall not be obligated to pay for, any Shares tendered pursuant to the Offer (and not theretofore accepted for payment or paid for), prior to the expiration of the Offer (as it may have been extended pursuant to the Merger Agreement) if, there shall not have been validly tendered and not validly withdrawn that number of Shares which, together with that number of Shares beneficially owned by MDS and its affiliates, would represent a majority of the Fully Diluted Shares. For the purpose of the Merger Agreement the term “Fully Diluted Shares“ means all outstanding Shares determined on a fully diluted basis, including any unvested stock options that would vest by their terms (assuming continued service) on or before June 30, 2007, but disregarding any other unvested stock options and other unvested rights to acquire Shares.

In addition, the Purchaser shall not be required to accept for payment or pay for any validly tendered Shares if, prior to the expiration of the Offer (as it may be extended pursuant to the Merger Agreement): (1) the applicable waiting period under the HSR Act has not expired or been terminated; or (2) any Significant Required Governmental Approval shall not have been obtained. “Significant Required Governmental Approval” means approval, waiver, consent or clearance required to be obtained by MDS, the Purchaser or Molecular Devices from any governmental entity in order to permit the acceptance for payment of Shares tendered pursuant to the Offer; provided, however, that with respect to any approval, waiver, consent or clearance pursuant to any antitrust, competition, pre-merger notification, merger control or other similar law (the “Antitrust Approvals”), Significant Required Governmental Approval shall only include any Antitrust Approval required from any governmental entity in the United States, Canada and any other jurisdictions in which: (A) MDS and its subsidiaries, taken as a whole, have material assets, revenues or operations; (B) Molecular Devices and its subsidiaries, taken as a whole, have material assets, revenues or operations; (C) the failure to obtain such Antitrust Approval would materially and adversely affect MDS and its subsidiaries, taken as a whole; or (D) the failure to obtain such Antitrust Approval could reasonably be expected to result in criminal liability (each, a “Significant Jurisdiction”).

Furthermore, the Purchaser shall not be required to accept for payment, and subject to the rules and regulations of the SEC, to pay for any validly tendered Shares if, upon the expiration of the Offer (as it may be extended pursuant to the Merger Agreement) and before acceptance of such Shares for payment, any of the following conditions exists and is continuing and has not resulted directly or indirectly from any breach by MDS or the Purchaser of the Merger Agreement:

(a) there shall be (i) uncured inaccuracies in one or more representations and warranties of Molecular Devices set forth in the Merger Agreement that, considered collectively, constitute a Material Adverse Effect (as defined above), (ii) material uncured inaccuracies in certain enumerated representations and warranties of Molecular Devices set forth in the Merger Agreement relating to capitalization and the enforceability of the Merger Agreement against Molecular Devices, or (iii) uncured inaccuracies in certain enumerated representations and warranties of Molecular Devices set forth in the Merger Agreement relating to authority to enter into and binding nature of the Merger Agreement, stockholder vote, board approval, state anti-takeover statutes and the Rights Agreement;

(b) the covenants of Molecular Devices contained in the Merger Agreement that are required to have been performed by Molecular Devices prior to the Acceptance Time shall not have been performed in all material respects;

(c) there shall be any legal requirement in effect that: (i) prohibits the acceptance for payment of Shares tendered pursuant to the Offer, (ii) prohibits the consummation of the Merger or (iii) seeks to prohibit or impose any material limitations on MDS’ or the Purchaser’s ownership or operation of Molecular Devices or any material portion of its assets or business, in each case other than a legal requirement requiring an Antitrust Approval in a jurisdiction other than a Significant Jurisdiction;

(d) there shall be pending before any court of competent jurisdiction any legal proceeding commenced by a governmental entity against Molecular Devices, MDS or the Purchaser that: (i) seeks to prohibit the acceptance for payment of Shares tendered pursuant to the Offer, (ii) seeks to prohibit the consummation of the Merger or (iii) seeks to prohibit or impose any material limitations on MDS’ or the Purchaser’s ownership or operation of Molecular Devices or any material portion of its assets or business;

(e) since the date of the Merger Agreement, there shall have occurred a Material Adverse Effect; or

(f) the Agreement shall have been validly terminated.

The foregoing conditions are for the sole benefit of MDS and the Purchaser, may be asserted by MDS or the Purchaser regardless of the circumstances giving rise to such condition except as provided by the Merger Agreement and may be waived by MDS or the Purchaser in whole or in part at any time and from time to time and in the sole discretion of MDS or the Purchaser, subject in each case to the terms of the Merger Agreement. Subject to the terms of the Merger Agreement, the failure by MDS or the Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

15. Certain Legal Matters

Except as described in this Section 15, based on a review of publicly available filings made by Molecular Devices with the SEC and other publicly available information concerning Molecular Devices and information supplied by Molecular Devices, none of MDS, the Purchaser or Molecular Devices is aware of any license or regulatory permit that appears to be material to the business of Molecular Devices and its subsidiaries, taken as a whole, that might be adversely affected by the Purchaser’s acquisition of the Shares (and the indirect acquisition of the stock of Molecular Devices’ subsidiaries) as contemplated herein or of any approval or other action by any Governmental Entity that would be required for the acquisition or ownership of the Shares by the Purchaser as contemplated herein. Should any such approval or other action be required, MDS and the Purchaser currently contemplate that such approval or other action will be sought, except as described below under “State Takeover Laws.” If certain types of adverse actions are taken with respect to the matters discussed below, the Purchaser could, subject to the terms and conditions of the Merger Agreement, decline to accept for payment or pay for any Shares tendered. See Section 14 for a description of certain conditions to the Offer.

State Takeover Laws. A number of states throughout the United States have enacted takeover statutes that purport, in varying degrees, to be applicable to attempts to acquire securities of corporations that are incorporated or have assets, stockholders, executive offices or places of business in such states. In Edgar v. MITE Corp., the Supreme Court of the United States held that the Illinois Business Takeover Act, which involved state securities laws that made the takeover of certain corporations more difficult, imposed a substantial burden on interstate commerce and therefore was unconstitutional. In CTS Corp. v. Dynamics Corp. of America, however, the

Supreme Court of the United States held that a state may, as a matter of corporate law and, in particular, those laws concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without prior approval of the remaining stockholders, provided that such laws were applicable only under certain conditions. Subsequently, a number of U.S. federal courts ruled that various state takeover statutes were unconstitutional insofar as they apply to corporations incorporated outside the state of enactment.

Molecular Devices is incorporated under the laws of Delaware. Section 203 of the DGCL, in general, prohibits a Delaware corporation such as Molecular Devices from engaging in a “Business Combination” (defined as a variety of transactions, including mergers) with an “Interested Stockholder” (defined generally as a person that is the beneficial owner of 15% or more of a corporation’s outstanding voting stock) for a period of three years following the time that such person became an Interested Stockholder unless: (a) prior to the time such person became an Interested Stockholder, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an Interested Stockholder; (b) upon consummation of the transaction that resulted in the stockholder becoming an Interested Stockholder, the Interested Stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the Interested Stockholder) to those shares owned by (i) directors who are also officers of the corporation and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject the plan will be tendered in a tender or exchange offer; or (c) at or subsequent to the time such person became an Interested Stockholder, the Business Combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of the holders of a least 66 2/3% of the outstanding voting stock of the corporation not owned by the Interested Stockholder. The foregoing description of Section 203 does not purport to be complete and is qualified in its entirety by reference to the provisions of Section 203.

Molecular Devices’ board of directors has approved the Merger Agreement and the transactions contemplated by the Merger Agreement for purpose of Section 203 of the DGCL.

Based on information supplied by Molecular Devices and the approval of the Merger Agreement and the transactions contemplated by the Merger Agreement by the board of directors of Molecular Devices, the Purchaser does not believe that any state takeover statutes or similar laws purport to apply to the Offer or the Merger. Except as described herein, neither MDS nor the Purchaser has currently attempted to comply with any state takeover statute or regulation. The Purchaser reserves the right to challenge the applicability or validity of any state law purportedly applicable to the Offer or the Merger and nothing in this Offer to Purchase or any action taken in connection with the Offer or the Merger is intended as a waiver of such right. If it is asserted that any state takeover statute is applicable to the Offer or the Merger and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, the Purchaser might be required to file certain information with, or to receive approvals from, the relevant state authorities, and the Purchaser might be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in consummating the Offer or the Merger. In such case, the Purchaser may not be obligated to accept payment or pay for any Shares tendered pursuant to the Offer. See Section 14 of this Offer to Purchase.

Antitrust

United States. MDS and Molecular Devices are each required to file a Notification and Report Form with respect to the Offer under the HSR Act prior to completing the Offer. Under the provisions of the HSR Act applicable to the Offer, the acquisition of Shares pursuant to the Offer may be consummated after the expiration of a 15-calendar day waiting period commenced by the filing of a Notification and Report Form with respect to the Offer, unless MDS receives a request for additional information or documentary material from the Antitrust Division of the Department of Justice or the Federal Trade Commission (the “FTC”) or unless early termination of the waiting period is granted. MDS and Molecular Devices each is expected to file a Notification and Report Form with respect to the Offer the week of February 12, 2007. If, within the initial 15-day waiting period, either the Antitrust Division or the FTC requests additional information from MDS and Molecular Devices concerning the Offer, the waiting period will be extended and would expire at 11:59 p.m., New York City time, on the tenth calendar day after the date of substantial compliance by the parties with such request. Only one extension of the waiting period pursuant to a request for additional information is authorized by the HSR Act. Thereafter, such waiting period may be extended only by court order or with the consent of MDS. In practice, complying with a request for additional information or material can take a significant amount of time. In addition, if the Antitrust Division or the FTC raises substantive issues in connection with a proposed transaction, the parties frequently engage in negotiations with the relevant governmental agency concerning possible means of addressing those issues and may agree to delay consummation of the transaction while such negotiations continue. Expiration or termination of the applicable waiting period under the HSR Act is a condition to the Purchaser’s obligation to accept for payment and pay for Shares tendered pursuant to the Offer.

The Merger will not require an additional filing under the HSR Act if the Purchaser owns 50% or more of the outstanding Shares at the time of the Merger or if the Merger occurs within one year after the HSR Act waiting period applicable to the Offer expires or is terminated.

The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as the Purchaser’s proposed acquisition of Molecular Devices. At any time before or after the Purchaser’s acquisition of Shares pursuant to the Offer, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or the consummation of the Merger or seeking the divestiture of Shares acquired by the Purchaser or the divestiture of substantial assets of Molecular Devices or its subsidiaries or MDS or its subsidiaries. Private parties, including state Attorneys General, may also bring legal action under the antitrust laws under certain circumstances. There can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if such a challenge is made, of the result thereof.

Germany. Under the German Act against Restraints on Competition (“ARC”), the purchase of Shares pursuant to the Offer may be consummated if the acquisition is approved by the German Federal Cartel Office (“FCO”), either by written approval or by expiration of a one month waiting period commenced by the filing by MDS of a complete notification (the “German Notification”) with respect to the Offer, unless the FCO notifies MDS within the one month waiting period of the initiation of an in-depth investigation. MDS is expected to file the German Notification the week of February 12, 2007. If the FCO initiates an in-depth investigation, the purchase of Shares pursuant to the Offer may be consummated if the acquisition is approved by the FCO, either by written approval or by expiration of a four month waiting period commenced by the filing of the German Notification, unless the FCO notifies MDS within the four month waiting period that the acquisition satisfies the conditions for a prohibition and may not be consummated. The approval can be granted subject to conditions and obligations; in this case the purchase of Common Stock pursuant to the Offer may only be consummated if the conditions and obligations are met.

South Korea. Under the Korean Monopoly Regulation and Fair Trade Act, the Merger may be consummated if the Merger is approved by the Korea Fair Trade Commission (the “Commission”), either by written approval or by expiration of an initial 30 day review period (the “Initial Review Period”), which period is commenced when MDC and Molecular Devices file a merger report with the Commission. The Commission may extend the Initial Review Period for an additional review period of up to 90 days, for up to a total of 120 days, (the “Additional Review Period”) for an in-depth review. During the review period, the Commission may request additional information from MDS and/or Molecular Devices. If the Commission conducts an in-depth review, the Merger may be consummated if it is approved by the Commission, either by a written approval of the Commission or by lapse of the Additional Review Period, unless the Commission notifies the parties within the Additional Review Period that the Merger would have the effect of restraining competition in the relevant market. The Commission’s approval may be granted subject to conditions and obligations and, if so granted, the Merger could only be consummated if the conditions and obligations were met.

Other Foreign Jurisdictions. It may be necessary to make additional filings relating to the acquisition of the Shares pursuant to the Offer or the Merger with governmental entities in foreign jurisdictions, with filings currently anticipated to be required in Germany and South Korea. There can be no assurance that such governmental entities will not challenge the acquisition of the Shares on competition or other grounds or, if such a challenge is made, of the results thereof.

16. Fees and Expenses

Merrill Lynch & Co. is acting as financial advisor to MDS and as Dealer Manager in connection with the Offer and will receive customary fees for its services in connection with its engagement. MDS has agreed to reimburse Merrill Lynch for certain expenses, including the fees and expenses of its legal counsel and other advisors, and to indemnify Merrill Lynch against certain liabilities in connection with its engagement, including certain liabilities under the U.S. federal securities laws. In the ordinary course of business, Merrill Lynch and its affiliates may actively trade Shares for their own account and for the accounts of customers, and accordingly, may at any time hold a long or short position in the Shares.

MDS and the Purchaser have retained MacKenzie Partners, Inc. to act as the Information Agent and Computershare Trust Company, N.A. to serve as the Depositary in connection with the Offer. The Information Agent and the Depositary each will receive reasonable and customary compensation for their services and be reimbursed for certain reasonable out-of-pocket expenses. MDS will indemnify the depositary against certain liabilities and expenses in connection therewith, including certain liabilities and expenses under the U.S. federal securities laws.

Neither MDS nor the Purchaser will pay any other fees or commissions to any broker or dealer or other person in connection with the solicitation of tenders of Shares pursuant to the Offer. Brokers, dealers, banks, trust companies and other members will be reimbursed by the Purchaser upon request for customary mailing and handling expenses incurred by them in forwarding material to their customers.

17. Miscellaneous

The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction or any administrative or judicial action pursuant thereto. Neither MDS nor the Purchaser is aware of any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. However, the Purchaser may, in its discretion, take such action as it may deem necessary to make the Offer in any jurisdiction and extend the Offer to holders of Shares in such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser by Merrill Lynch & Co., which is acting as the Dealer Manager for the Offer, or by one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

Neither MDS nor the Purchaser has authorized any person to give any information or to make any representation on behalf of MDS or the Purchaser not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

MDS and the Purchaser have filed with the SEC the Tender Offer Statement on Schedule TO pursuant to Rule 14d-3 under the Exchange Act, together with exhibits, furnishing certain additional information with respect to the Offer, and may file amendments thereto. In addition, Molecular Devices has filed with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 pursuant to Rule 14d-9 under the Exchange Act, together with exhibits, setting forth its recommendation with respect to the Offer and the reasons for such recommendation and furnishing certain additional related information. Such Schedules and any amendments thereto, including exhibits, should be available for inspection and copies should be obtainable in the manner set forth in Sections 8 and 9 of this Offer to Purchase.

MONUMENT ACQUISITION CORP.

February 13, 2007

ANNEX I

Directors and Executive Officers of MDS and the Purchaser

The names of the directors and executive officers of MDS and Monument Acquisition Corp. and their present principal occupations or employment and material employment history during the past five years are set forth below. Unless otherwise indicated, each director and executive officer has been so employed for a period in excess of five years. Unless otherwise indicated, each individual is a citizen of Canada, his principal business address is 2700 Matheson Blvd. East, West Tower, Mississauga, Ontario, Canada L4W 4V9, and his business telephone number is (416) 213-4255.

MDS Inc.

Directors

Paul S. Anderson, Ph.D.

Director since 2003

Dr. Anderson is a Corporate Director, having retired in 2002 after a 40-year career in the pharmaceutical industry. From 2001 to 2003, Dr. Anderson was Vice-President, Drug Discovery at Bristol-Myers Squibb (a global pharmaceutical company in Wilmington, DE) and, from 1995 to 2001, was Senior Vice-President, Chemical & Physical Science of DuPont Pharmaceuticals Company. Dr. Anderson is also a director of Albany Molecular Research and the Chemical Heritage Foundation and on the Board of Trustees of Gordon Research Conferences. Dr. Anderson is a United States citizen.

William D. Anderson

Director since 2007

Mr. Anderson, a Chartered Accountant, is a Corporate Director, having retired in 2004 after serving 14 years with BCE Inc. (a global communications company headquartered in Montreal, Quebec). From 2001 to 2004, Mr. Anderson was President of Bell Canada Enterprises Ventures and from 1997 to 2000 was Chief Financial Officer of BCE Inc. Mr. Anderson is also a director of TransAlta Corporation, Gildan Activewear Inc. and Four Seasons Hotels Inc. and is Chairman of the Board of Bell Canada International Inc. Mr. Anderson’s principal business address is c/o Bell, 1000 La Gauchetiere Rd. W., Suite 1200, Montreal, Quebec H3B 4Y8.

Stephen P. DeFalco

Director since 2005

Mr. DeFalco is President and Chief Executive Officer of MDS. Mr. DeFalco joined MDS from U.S. Genomics (a biotech tools company headquartered in Woburn, MA) where he was Chairman and Chief Executive Officer. Prior to his role at U.S. Genomics, he was President of PerkinElmer Instruments and Senior Vice-President of PerkinElmer, Inc. (a life sciences company headquartered in Wellesley, MA). Mr. DeFalco also previously worked at United Technologies, McKinsey & Company and IBM. Mr. DeFalco is a director of BioProcessors Corporation, the Sciex Joint Venture with PerkinElmer and the Sciex Joint Venture with Applera. Mr. DeFalco is a United States citizen.

William A. Etherington

Director since 2001

Mr. Etherington is Chairman of the Canadian Imperial Bank of Commerce (a major Canadian chartered bank). Prior to 2001, Mr. Etherington was Senior Vice-President and Group Executive, Sales & Distribution, IBM Corporation (a global information technologies company headquartered in Armonk, NY), and Chairman, President and Chief Executive Officer, IBM World Trade Corporation. Mr. Etherington is also a director of Celestica Inc. and SS&C Technologies Inc. Mr. Etherington’s principal business address is c/o Canadian Imperial Bank of Commerce, 199 Bay Street, 44th Floor, Suite 4460, Commerce Court West, Toronto, Ontario M5L 1A2.

Robert W. Luba

Director since 1996

Mr. Luba is President of Luba Financial Inc. (an investment company in Toronto, ON). Prior to 1994, he was President and Chief Executive Officer of Royal Bank Investment Management Inc., President of Crown Life Insurance Company and Senior Vice-President of John Labatt Limited. Mr. Luba is also a director of Softchoice Corporation, AIM Trimark Investments, ATS Automation Tooling Systems Inc., Menu Foods Income Fund and KCP Income Fund. Mr. Luba’s principal business address is c/o Luba Financial Inc., Suite 4545, Royal Trust Tower, P.O. Box 298, 77 King Street West, Toronto, Ontario M5K 1K2.

James S. A. MacDonald

Director since 2005

Mr. MacDonald is Chairman and a Managing Partner of Enterprise Capital Management Inc. (an investment management company) and has been for the last five years. Mr. MacDonald is a director of Capitol Energy Resources Ltd., Manitoba Telecom Services Inc. and Superior Plus Inc. Mr. MacDonald’s principal business address is c/o Enterprise Capital Management Inc., One Toronto Street, Suite 200, Toronto, Ontario M5C 2V6.

John T. Mayberry

Director since 2004

Mr. Mayberry is a Corporate Director. From 2002 to 2003, Mr. Mayberry was Chair of the Board and CEO, Dofasco Inc. (an international steel manufacturer headquartered in Hamilton, ON), and from 1993 to 2003, he was President and Chief Executive Officer of Dofasco Inc. Mr. Mayberry is also a director of Scotiabank.

Richard H. McCoy

Director since 2006

Mr. McCoy is a Corporate Director. Mr. McCoy has been in the investment banking business for over 35 years. Prior to retiring in 2003, he was Vice-Chairman, Investment Banking at TD Securities Inc. (one of Canada’s largest investment firms in Toronto, ON). Prior to joining TD Securities Inc. in May of 1997, Mr. McCoy was Deputy Chairman of CIBC Wood Gundy Securities. Mr. McCoy also serves as a director of ACE Aviation Holdings Inc., Rothmans Inc., Uranium Participation Corporation, Air Canada, Gerdau Ameristeel Corp., Aberdeen Asia-Pacific Income Investment Company Limited, Jazz Air Income Fund and Pizza Pizza Royalty Income Fund.

Mary A. Mogford

Director since 1988

Ms. Mogford is a Corporate Director and a former Deputy Minister of Finance and Deputy Minister of Natural Resources for the Province of Ontario. Ms. Mogford is also a director of the Potash Corporation of Saskatchewan and is a member of the Altamira Advisory Council. Ms. Mogford is a Fellow of the Institute of Corporate Directors (ICD) and in 2004 was accredited through the ICD/Rotman School of Management Directors Education Program.

Kathleen M. O’Neill

Director since 2005

Ms. O’Neill is a Fellow of the Institute of Chartered Accountants (FCA) and in 2005 was accredited through the ICD/Rotman School of Management Directors Education Program. Ms. O’Neill is a director of TSX Group Inc., Hydro One Inc. and Canadian Tire Bank. She is also a director of the Canadian Chamber of Commerce and chairs its Health Care Task Force. Ms. O’Neill is a past-Chair of the Board of St. Joseph’s Health Centre in Toronto and is active on several other non-profit boards.

Nelson M. Sims

Director since 2001

Mr. Sims is a Corporate Director with over 35 years experience in the pharmaceutical industry. Mr. Sims served as an executive with Eli Lilly and Company (a global pharmaceutical company) for 28 years prior to his retirement in 2001. His assignments included President of Eli Lilly Canada from 1991 to 1999. Mr. Sims was President and CEO of Novavax, Inc. (a biopharmaceutical company headquartered in Malvern, PA) from 2003 to 2005. Mr. Sims has served as a Corporate Director and consultant for several biotech companies. He currently serves on the boards of Aastrom Biosciences, Inc. and ATS Automation Tooling Systems Inc. Mr. Sims is a United States citizen.

Executive Officers

Stephen P. DeFalco

President and Chief Executive Officer

See above.

Andrew W. Boorn

President of MDS Sciex

Since joining MDS in 1983, Mr. Boorn has held a number of positions, including Senior Research Scientist, Vice-President, Business Development and Senior Vice-President, Operations. He has been President of MDS Sciex since January 2000. Mr. Boorn is a citizen of Canada and the United Kingdom.

James A. H. Garner

Executive Vice-President, Finance, and Chief Financial Officer

Mr. Garner joined MDS Inc. as Executive Vice-President, Finance and Chief Financial Officer in July 2003. Prior to joining MDS, Mr. Garner was Senior Vice-President Finance, CFO and Acting-President of Draxis Pharma Inc. He has an extensive background in financial strategic planning, business development, and mergers and acquisitions.

Thomas E. Gernon

Chief Information Officer

Mr. Gernon joined MDS Inc. as Chief Information Officer (CIO) in September 2005. Prior to joining MDS, Mr. Gernon was COO of D2Hawkeye Inc., a healthcare software development company. Mr. Gernon has held CIO positions at both PerkinElmer Inc. and J.P. Morgan Invest, as well as senior management positions at Staples Inc. and Fidelity Investments. Mr. Gernon is a United States citizen.

Kenneth L. Horton

Executive Vice-President, Corporate Development, and General Counsel

Mr. Horton joined MDS Inc. as Vice-President, Corporate Development and General Counsel in December 2005. Prior to joining MDS, Mr. Horton was Vice President, Acquisitions, Ventures and General Counsel for the Life and Analytical Sciences business unit at PerkinElmer, Inc. While at PerkinElmer he led the planning, negotiation and closing of numerous strategic transitions and managed relationships with the FDA and other global regulatory agencies. Prior to joining PerkinElmer, Mr. Horton practiced corporate law with Ropes & Gray LLP in Boston and was previously a strategy consultant in the US and Europe. Mr. Horton is a United States citizen.

Sharon M. Mathers

Vice-President, Investor Relations and External Communications

Ms. Mathers joined MDS in 1996 and has held a number of senior roles in Business Development, Investor Relations and Corporate Communications. Prior to joining MDS, Ms. Mathers gained more than 15 years of experience through a number of senior marketing and business development roles with global healthcare companies in Canada.

James M. Reid

Executive Vice-President, Global Human Resources

Mr. Reid joined MDS in 1989 and has held a number of senior operating and functional positions in MDS. He has held his current responsibilities since 1997.

David Spaight

President, MDS Pharma Services

Mr. Spaight joined MDS as President, MDS Pharma Services, in April 2006. He has more than 20 years of experience in the global life sciences industry, most recently as Senior Vice-President, Global Sales and Marketing, Fisher Scientific Products. Prior to that, Mr. Spaight was Vice-President, Global Sales and Marketing at PerkinElmer Inc., where he led a workforce of more than 1,400 people in 40 countries, and was responsible for $1.1 B in revenues. Mr. Spaight is a United States citizen.

Steven M. West

President of MDS Nordion

Mr. West joined MDS as President, MDS Nordion, in April 2003. Prior to his current position as MDS, Mr. West was a senior partner of MDS Capital Corp and President of DiverseyLever Canada. His background includes various CEO assignments in Asia and the Pacific Rim, as well as international business development responsibilities in the specialty chemicals field. Mr. West is a citizen of Canada and the United Kingdom.

Hans K. Thunem

President, MDS Diagnostic Services

Since joining MDS in 2002, Mr. Thunem has held a number of executive positions, including Senior Vice-President (COO), MDS Diagnostic Services and Vice-President, Global Real Estate and Facilities. Prior to joining MDS, Mr. Thunem was Vice-President, North American Operations, Nortel Networks. He has also held leadership positions at Petro-Canada and Suncor, Oil Sands Group.

Monument Acquisition Corp.

Sole Director

Peter Brent

Director since 2007

Mr. Brent joined MDS in 1994. Mr. Brent has held a number of senior legal positions in MDS. Mr. Brent is currently the Senior Vice-President, Legal, and Compliance Secretary. Prior to joining MDS, Mr. Brent practiced corporate law for 20 years at Fasken Martineau in Toronto and is responsible for corporate legal.

Executive Officers

Stephen DeFalco

President

See above, under “MDS Inc.”

Kenneth L. Horton

Vice President

See above, under “MDS Inc.”

James A. H. Garner

Treasurer and Vice President, Finance

See above, under “MDS Inc.”

Robert W. Breckon

Assistant Vice-President

Mr. Breckon joined MDS In 1992. Mr. Breckon has held a number of senior positions in MDS. In his current role, Mr. Breckon is responsible for corporate development.

Peter D. Winkley

Comptroller and Assistant Secretary

Mr. Winkley joined MDS in 1995. Mr. Winkley has served in various capacities within the Corporate Finance team. In his current role, Mr. Winkley is responsible for all external financial reporting for the company and for global treasury.

Peter Brent

Secretary

See above.

ANNEX II

SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

RIGHTS OF APPRAISAL

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each stockholder of Molecular Devices or such stockholder’s broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below.

The Depositary for the Offer is:

COMPUTERSHARE TRUST COMPANY, N.A.

By Mail:	By Overnight Courier:.

Computershare Trust Company, N.A. Attn: Corporation Actions P.O. Box 43011 Providence, RI 02940-3011	Computershare Trust Company, N.A. Attn: Corporation Actions 250 Royall Street Canton, MA 02021

Questions and requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent or the Dealer Manager at their respective telephone numbers and locations listed below. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

105 Madison Ave.

New York, New York 10016

(212) 929-5500 (call collect)

or

Call Toll-Free (800) 322-2885

The Dealer Manager for the Offer is:

Merrill Lynch & Co.

4 World Financial Center

New York, NY 10080

(888) 654-8637

(212) 449-4914